SCHEDULE 14A

(RULE 14a - 101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[ ] Preliminary Proxy Statement	[_] CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to Rule 14a-12

Hampton Industries, Inc.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

HAMPTON INDUSTRIES, INC.

2000 Greenville Highway

P.O. Box 614

Kinston, NC 28502

May 14, 2001

To the Shareholders:

You are invited to attend a Special Meeting of Shareholders of Hampton Industries, Inc. ("Hampton"), to be held at the offices of Hahn & Hessen LLP, 36th Floor Conference Center, Empire State Building, 350 Fifth Avenue, New York, New York 10118, on Tuesday, May 29, 2001 at 10:00 a.m. local time.

At the meeting, you will be asked to approve a Sale of Assets Plan pursuant to which Hampton's Board of Directors (the "Board") would be authorized to sell all or any portion of Hampton's assets upon terms and conditions which the Board deems fair to Hampton and in the best interests of Hampton and its shareholders and to ratify any and all actions previously taken by the Board in furtherance of the Sale of Assets Plan. Upon approval by the Board of any such asset sale, the shareholders will not have a further opportunity to vote for or against any such asset sale.

The Board has unanimously determined that the Sale of Assets Plan is advisable for, and in the best interests of, Hampton and its shareholders. Accordingly, the Board of Directors recommends that shareholders vote "FOR" the proposals to approve and adopt the Sale of Assets Plan and to ratify any and all actions previously taken by the Board in furtherance of the Sale of Assets Plan.

Holders of record of our common stock at the close of business on April 30, 2001 are entitled to receive this notice and to vote at the meeting or any adjournment.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, WE URGE YOU TO COMPLETE, SIGN AND RETURN YOUR PROXY CARD AS SOON AS POSSIBLE IN THE ENVELOPE PROVIDED. THIS WILL ENSURE REPRESENTATION OF YOUR SHARES IN THE EVENT YOU ARE NOT ABLE TO ATTEND THE MEETING. YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON AT THE MEETING IF YOU SO DESIRE.

Roger M. Eichel

Senior Vice President and Secretary

Dated: May 14, 2001

HAMPTON INDUSTRIES, INC.

2000 Greenville Highway

P.O. Box 614

Kinston, NC 28502

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD TUESDAY, MAY 29, 2001

NOTICE IS HEREBY GIVEN that Hampton Industries, Inc. ("Hampton"), a North Carolina corporation, will hold a Special Meeting of shareholders at the offices of Hahn & Hessen LLP, 36th Floor Conference Center, Empire State Building, 350 Fifth Avenue, New York, New York 10118, on Tuesday, May 29, 2001 at 10:00 a.m. local time, to consider and act upon the following items of business:

  To approve and adopt the Sale of Assets Plan pursuant to which Hampton's Board of Directors would be authorized, without the requirement of obtaining any further approval of Hampton's shareholders, to sell all or any portion of Hampton's assets upon terms and conditions which the Board of Directors deems fair to Hampton and in the best interests of Hampton and its shareholders.

  To ratify any and all actions previously taken by the Board of Directors in furtherance of the Sale of Assets Plan.

  To transact any other business that may properly come before the Special Meeting or any one or more adjournments thereof.

The Board of Directors has fixed the close of business on April 30, 2001 as the record date for determination of shareholders entitled to notice of and to vote at the Special Meeting. A complete list of shareholders entitled to vote will be available for inspection at the offices of Hampton at 2000 Greenville Highway, Kinston, NC 28502 for a period of ten days prior to the Special Meeting.

By Order of the Board of Directors,

Roger M. Eichel

Senior Vice President and Secretary

ALL SHAREHOLDERS ARE INVITED TO ATTEND THE SPECIAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND MAIL THE ENCLOSED PROXY CARD PROMPTLY SO THAT YOUR SHARES MAY BE REPRESENTED AT THIS MEETING AND TO ENSURE A QUORUM. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES USING THE ACCOMPANYING ENVELOPE. IF YOU ATTEND THE MEETING, YOU MAY WITHDRAW YOUR PROXY AND VOTE YOUR SHARES. PROXIES CAN ALSO BE REVOKED BY SUBMITTING A NEW PROXY WITH A LATER DATE OR BY DELIVERING WRITTEN INSTRUCTIONS TO THE SECRETARY OF HAMPTON.

When completing your proxy card, please sign your name as it appears printed. If signing as an attorney, executor, administrator, trustee or guardian, please give your full title. A proxy executed by a corporation must be signed by an authorized officer.

Kinston, North Carolina

May 14, 2001

SUMMARY TERM SHEET 6

CAUTIONARY NOTE ON FORWARD-LOOKING STATEMENTS 10

SALE OF ASSETS PLAN 12

OWNERSHIP OF OUR COMMON STOCK BY CERTAIN PERSONS 24

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA 26

SELECTED FINANCIAL DATA 50

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS 52

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE 59

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK 59

ADDITIONAL INFORMATION 59

OTHER MATTERS 60

SOLICITATION OF PROXIES 60

SUMMARY TERM SHEET
Q:	WHAT AM I BEING ASKED TO VOTE ON?

A:	You are being asked to consider and vote upon the proposals to adopt a Sale of Assets Plan and to ratify any and all actions previously taken by the Board in furtherance of the Sale of Assets Plan.

Q:	WHAT IS THE SALE OF ASSETS PLAN?

A:

The Sale of Assets Plan is a plan pursuant to which the Board would be authorized, without the requirement of obtaining any further approval of Hampton's shareholders, to sell all or any portion of Hampton's assets upon terms and conditions which the Board deems fair to Hampton and in the best interests of Hampton and its shareholders.

Q:	WHAT WILL THE BOARD OF DIRECTORS DO IF THE SALE OF ASSETS PLAN IS APPROVED?

A:

The Board will continue to evaluate all strategic alternatives available to Hampton, including a possible sale of all or some portion of Hampton's assets. The Board will consider offers to purchase all or any portion of Hampton's assets, but will only approve such sales if such sales are deemed by the Board to be fair to Hampton and in the best interests of Hampton and its shareholders.

Q:	WHAT ASSETS WILL THE BOARD HAVE THE AUTHORITY TO SELL UNDER THE SALE OF ASSETS PLAN?

A:

The Board will have the authority to sell all or any portion of Hampton's assets as the Board may deem advisable and in the best interests of Hampton and its shareholders. A description of certain of Hampton's material assets which the Board will attempt to sell pursuant to the Sale of Assets Plan is described in "Sale of Assets Plan - Description of Certain Assets Proposed to be Sold."

Q:	WILL THE BOARD BE REQUIRED TO SELL ALL OF HAMPTON'S ASSETS?

A:

No. The Board may only authorize a sale of assets upon terms and conditions which the Board deems fair to Hampton and in the best interests of Hampton and its shareholders. The Board will not be permitted to authorize the sale of any particular asset if the Board is unable to negotiate terms and conditions with respect to the sale of such asset which the Board deems fair to Hampton and in the best interests of Hampton and its shareholders.

Q:	WHAT ARE THE BOARD'S RECOMMENDATIONS?

A:

The Board believes that adoption of the Sale of Assets Plan and ratification of any actions previously taken by the Board in furtherance of the Sale of Assets Plan are advisable and in the best interests of Hampton and its shareholders, and recommends that the shareholders approve the Sale of Assets Plan and ratify any actions previously taken by the Board in furtherance of the Sale of Assets Plan.

Q:	WHAT IS THE RATIONALE FOR THE BOARD'S RECOMMENDATION?

A:

The Board's decision to adopt the Sale of Assets Plan was the result of careful consideration of the options available to Hampton at the present time. Despite efforts to improve operating results, Hampton has not been able to obtain sufficient financing from its lenders, or from any other source, to continue operations on more than a short term basis. Consequently, the Board believes that cash flow from operations will not be sufficient to meet Hampton's operating needs, retire debt and fund required capital expenditures. In addition, based on the judgment, advice and analyses of the management and advisors of Hampton regarding the strategic options available to Hampton, the Board believes that the Sale of Assets Plan is the best strategic alternative available to Hampton at this time.

Q:	WILL THE SHAREHOLDERS RECEIVE ANY PAYMENT FROM A SALE OF ASSETS MADE PURSUANT TO THE SALE OF ASSETS PLAN?

A:

Proceeds from any sale of assets pursuant to the Sale of Assets Plan would be used first to pay off indebtedness to Hampton's senior lenders and then to pay off the general debts of Hampton in such order as the Board may deem advisable. In the event that all of Hampton's assets are sold pursuant to the Sale of Assets Plan, Hampton would seek the approval of shareholders required under North Carolina law for Hampton to liquidate and dissolve. In such event, following the payment of all of Hampton's debts, and subject to such reserves as the Board may deem necessary at such time for the payment of all other liabilities or expenses, contingent or otherwise, any remaining proceeds would be distributed to shareholders. However, there can be no assurance that Hampton will be able to sell its assets on terms satisfactory to it or that any such proceeds will be sufficient to cover Hampton's debts or contingencies. Accordingly, there can be no assurance that Hampton's shareholders would receive any payment upon liquidation.

Q:	WHAT DO HAMPTON SHAREHOLDERS NEED TO DO NOW?

A:

After carefully reading and considering the information contained in this proxy statement, each Hampton shareholder should complete and sign his or her proxy and return it in the enclosed return envelope as soon as possible so that his or her shares may be represented at the meeting.

Q:	CAN HAMPTON SHAREHOLDERS CHANGE THEIR VOTE AFTER THEY HAVE MAILED THEIR SIGNED PROXIES?

A:

Yes. A shareholder can change his or her vote at any time before proxies are voted at the meeting. Each shareholder can change his or her vote in one of three ways. First, a shareholder can send a written notice to our Secretary, Roger M. Eichel, at our executive offices, stating that he or she would like to revoke his or her proxy. Second, a shareholder can complete and submit a new proxy. If a shareholder chooses either of these two methods, he or she must submit the notice of revocation or the new proxy to Hampton. Third, a shareholder can attend the meeting and vote in person.

Q:	IF HAMPTON SHARES ARE HELD IN "STREET NAME" BY A SHAREHOLDER'S BROKER, WILL THE BROKER VOTE THESE SHARES ON BEHALF OF THE SHAREHOLDER?

A:

A broker will vote Hampton shares only if the holder of these shares provides the broker with instructions on how to vote. Shareholders should follow the directions provided by their brokers regarding how to instruct brokers to vote the shares.

Q:	WHO CAN HELP ANSWER QUESTIONS?

A:

If you have any additional questions about the proposed Sale of Assets Plan or if you need additional copies of this proxy statement or any public filings referred to in this proxy statement, you should contact: ROGER M. EICHEL, SENIOR VICE PRESIDENT AND SECRETARY AT (212) 563-1010.

HAMPTON INDUSTRIES, INC.

2000 Greenville Highway

P.O. Box 614

Kinston, NC 28502

____________________________

PROXY STATEMENT

____________________________

SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD TUESDAY, MAY 29, 2001

This proxy statement is being furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Hampton Industries, Inc. for a Special Meeting of shareholders. The terms "we," "our," "Hampton," and the "Company" as used in this proxy statement refers to Hampton Industries, Inc., a North Carolina corporation, and its subsidiaries and divisions. The term "you" refers to the shareholders of Hampton. We are first mailing copies of this proxy statement, the attached notice of Special Meeting of shareholders and the enclosed form of proxy on or about May 14, 2001.

At the Special Meeting, holders of our common stock will consider a proposal to approve and adopt a Sale of Assets Plan pursuant to which the Board would be authorized, without the requirement of obtaining any further approval of Hampton's shareholders, to sell all or any portion of Hampton's assets upon terms and conditions which the Board deems fair to Hampton and in the best interests of Hampton and its shareholders and to ratify any and all actions previously taken by the Board of Directors in furtherance of the Sale of Assets Plan.

The Board of Directors is not aware of any other matters that will be brought before the meeting other than those described in this proxy statement. However, if any other matters properly come before the meeting, the persons named on the enclosed proxy card will vote in accordance with their best judgment on such matters.

Our Board of Directors has fixed the close of business on April 30, 2001 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Special Meeting or any adjournment of the Special Meeting. Accordingly, you may vote at the Special Meeting only if you are a holder of record of common stock at the close of business on the record date. As of the record date, 5,553,374 shares of common stock were issued and outstanding.

If you complete and return your proxy card and we receive it at or prior to the Special Meeting, your shares will be voted in accordance with your directions. You can specify your choices by marking the appropriate boxes on the enclosed proxy card. If your proxy card is signed and returned without directions, the shares will be voted for approval of the proposal to adopt the Sale of Assets Plan and to ratify any and all actions previously taken by the Board of Directors in furtherance of the Sale of Assets Plan. You may revoke your proxy at any time before it is voted at the meeting by sending a notice of revocation to our Secretary, executing a later-dated proxy or voting by ballot at the meeting.

The holders of a majority of our common stock entitled to vote, present in person or represented by proxy, will constitute a quorum for the transaction of business. Abstentions and broker "non-votes" are counted as present and entitled to vote for purposes of determining a quorum. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

Holders of common stock are entitled to one vote per share on all matters properly brought before the meeting. The proposal to adopt the Sale of Assets Plan requires the affirmative vote of the holders of a majority of our outstanding shares of common stock. Abstentions and broker "non-votes" will have the same effect as shares voted against the proposal.

Hampton will bear the cost of solicitation of proxies from its shareholders. In addition to solicitation by mail, the directors, officers and employees of Hampton may solicit proxies from shareholders of Hampton by telephone, telegram or in person. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of shares of common stock held of record by such persons, and Hampton will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses.

CAUTIONARY NOTE ON FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 under the captions "Summary Term Sheet," "Sale of Assets Plan," "Management's Discussion and Analysis of Financial Condition and Results of Operation" and elsewhere in this proxy statement. These forward-looking statements include, among others, statements about the following:

  Hampton's consideration of strategic alternatives;

  the sufficiency of capital to continue operations;

  the willingness of Hampton's lenders to continue to forbear from exercising their right to require repayment of outstanding indebtedness;

  Hampton's ability, following approval of the Sale of Assets Plan, to find qualified buyers for its assets;

  Hampton's ability, after implementation of the Sale of Assets Plan, to repay its indebtedness;

  the availability of any distributions to shareholders after a sale of all or substantially all of Hampton's assets;

  anticipated capital expenditures during 2001; and

  the effect of the Sale of Assets Plan on Hampton's ability to retain key employees.

Hampton intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. You can identify these statements from our use of the words "may," "will," "should," "expect," "plan," "intend," "anticipate," "could," "believe," "estimate," "predict," "objective," "potential," "projection," "forecast," "goal," "project," "anticipate," "target" and similar expressions.

Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause Hampton's actual results, performance or achievements, or industry results, to differ materially from Hampton's expectations of future results, performance or achievements expressed or implied by such forward-looking statements. Factors that may cause such difference include, but are not limited to, the following:

  Hampton's ability to sell its assets;

  the willingness of Hampton's lenders to continue to forbear from exercising their right to require repayment of outstanding indebtedness;

  the adverse effects on Hampton's business of competitive pressures and general economic conditions;

  the availability of sufficient capital to continue operations and pay debts;

  the risk that certain creditors may require Hampton to file for bankruptcy protection; and

  the risks set forth in Hampton's filings with the Securities and Exchange Commission.

Although Hampton believes that the expectations reflected in any forward-looking statements are reasonable, it cannot guarantee future events or results. Except as may be required under federal law, Hampton undertakes no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur. In addition, Hampton's past results of operations do not necessarily indicate its future results. These and other uncertainties are discussed in "Sale of Assets Plan - Risks Related to Sale of Assets Plan."

SALE OF ASSETS PLAN

The transactions described in this section, taken together, constitute the Sale of Assets Plan. The Sale of Assets Plan will be submitted for shareholder approval at the Special Meeting. Hampton's Board of Directors (the "Board") recommends that shareholders vote "FOR" the Sale of Assets Plan and the ratification of any and all actions previously taken by the Board in furtherance of the Sale of Assets Plan.

Business Background

Hampton is engaged in the business of manufacturing and selling apparel and operates in one industry segment. Substantially all sales to third party customers are made to destinations in the United States. The products consist principally of men's and boys' shirts and men's sleepwear, which are produced domestically and in Central America. In addition, sport and dress shirts, sweaters, activewear, outerwear and swimtrunks, for both men and boys, are imported from unaffiliated sources located primarily in the Far East. Hampton's products are principally sold at retail under licensed and Company-owned brands.

Hampton, a North Carolina corporation, is the successor of several predecessor corporations, the first of which was incorporated in 1925 in the State of New York under the name of Hampton Shirt Co.

Reasons for the Sale of Assets Plan

The following summarizes the reasons the Board has approved the Sale of Assets plan and is recommending that the shareholders approve the Sale of Assets Plan. A more detailed description of the reasons for the Sale of Assets Plan is contained in the body of this Section.

  Hampton incurred a loss of approximately $30.7 million for the 2000 fiscal year and is currently in default under its senior credit agreement. Hampton is operating under a forbearance agreement with its lenders which will expire on May 25, 2001.
  Hampton has not been able to identify a business model which it believes will be profitable in light of increasing financial pressure from its customers as well as the liquidity constraints Hampton is currently experiencing.
  The Board, with the assistance of its professional advisors, has determined that Hampton is not able to obtain sufficient financing from its lenders, or from any other source, to continue operations on more than a short term basis under current liquidity conditions.
  In light of current liquidity conditions, the Board is considering strategic alternatives available to Hampton at the present time, including a sale of all or some portion of Hampton's assets.
  In the event the Board determines to sell all or some portion of Hampton's assets, the Board believes that it is essential to maximizing shareholder value that the Board be able to authorize the completion of any such sale or sales quickly, without the requirement of obtaining further shareholder approval.
  The Board believes it is essential to maximizing shareholder value that Hampton continue to operate its unsold assets as a going concern for as long a period as possible.

On October 31, 2000, Hampton entered into a new credit facility (the "Credit Facility") with certain lenders providing for a line of credit in the maximum amount of $65,000,000, which included both direct borrowings and letters of credit. The initial proceeds of the Credit Facility were used to repay the outstanding amounts under Hampton's previously existing bank line of credit.

Direct borrowings under the Credit Facility bear interest at the London Interbank Offered Rate plus the applicable margin or the Base Rate (as defined in the Credit Facility) plus a margin based on certain measures of financial performance, at the option of Hampton. The Credit Facility originally had an expiration of October, 2005. As a result of the defaults asserted by the lenders that are described below, outstanding borrowings under the Credit Facility are currently accruing interest at a rate equal to 9% per annum.

Under the Credit Facility, Hampton's borrowing availability is tied to a percentage of eligible accounts receivable and eligible inventory. The Credit Facility also contains financial covenants relating to minimum levels of net income, interest coverage and capital expenditures and does not allow for the payment of cash dividends. Hampton is not required to maintain compensating balances; however, it is required to pay a fee of .25% to .375%, dependent on certain measures of financial performance.

In December of 2000, Hampton was notified that it had failed to comply with the minimum borrowing availability covenant and a number of other financial covenants under the Credit Facility and that such failures constituted events of default under the Credit Facility. Following the occurrence of such events of default, Hampton entered into a series of forbearance agreements with its lenders pursuant to which, among other things, the lending commitment under the Credit Facility was reduced to $20,000,000.

On April 13, 2001, Hampton entered into a further forbearance agreement with its lenders pursuant to which its lenders have agreed not to exercise any rights and remedies with respect to events of default existing as of the date of such agreement, and which also contains the following terms:

  The forbearance period will expire on May 25, 2001.
  Hampton cannot borrow any amounts that exceed the lesser of $20,000,000 or the sum of 60% of the value of eligible inventory as determined by the lenders and 85% of the value of eligible accounts receivable as determined by the lenders.
  In no event may the total of direct borrowings plus outstanding letters of credit exceed the total commitment under the Credit Facility of $20,000,000.
  Hampton may not open any letters of credit to be issued with an expiration date beyond June 30, 2001.

Upon termination of the forbearance agreement or expiration thereof, the lenders will have the right to declare all outstanding indebtedness under the Credit Facility to be immediately due and payable. The forbearance period will immediately terminate upon any of the following events:

  Hampton exceeds the borrowing limitations set forth in the forbearance agreement.
  Hampton breaches any of the terms of the forbearance agreement.
  Any event of default not specified in the forbearance agreement shall have occurred.

In mid-January, 2001, due to continued liquidity concerns, Hampton engaged Phoenix Management Services, Inc. ("Phoenix") to assist in negotiations with its lenders and, if necessary, to assist in the development and implementation of a strategic business plan to reduce expenses and increase shareholder value. Phoenix has assisted Hampton in the negotiation of the various forbearance agreements with its lenders under the Credit Facility and is currently assisting the Board in its evaluation of strategic alternatives.

On April 3, 2001, Hampton was able to reduce its outstanding borrowing under the Credit Facility as the result of the closing of an agreement with Nautica Enterprises, Inc. ("Nautica") pursuant to which Hampton and Nautica terminated the license granted to Hampton by Nautica. This license was no longer profitable for Hampton primarily as the result of poor retail acceptance of its Nautica childrenswear line for girls and, at the time of termination, Hampton was in default under the license as a result of failure to make required royalty payments. Under the terms of its agreement with Nautica, which was completed on April 2, 2001, Hampton sold all of its remaining Nautica related inventory for $5.1 million, and sold all fixtures, samples and other support material related to its Nautica product line for $1.5 million. In addition, Nautica agreed to waive $1.4 million of past due royalties and all future minimum royalties due under the contract over a seven month period.

Hampton also anticipates that it will be able to reduce its outstanding borrowing under the Credit Facility upon the closing of an agreement Hampton has entered into to sell certain real property owned by Hampton located at 15 West 34th Street in New York, New York. Under this agreement, Hampton has agreed to sell its property located at 15 West 34th Street in New York, New York for a purchase price of $15,500,000. After fees, taxes and expenses, Hampton anticipates receiving net sale proceeds in the amount of $3,500,000, which will be used reduce its outstanding borrowing under the Credit Facility. This property has served as the sales and marketing headquarters for Hampton and currently houses all of the selling divisions and the executive offices of several members of Hampton's senior management.

On April 6, 2001, borrowings under the Credit Facility were $17,725,000. As of April 6, 2001, availability under the Credit Facility was $18,529,000 and excess availability on the line was $804,000.

Hampton has been unable to cure the events of default which have occurred under the Credit Facility, and is currently unable to obtain sufficient financing from its lenders, or from any other source, to continue operations on more than a short term basis primarily due to the following factors:

  During fiscal 2000, Hampton's gross profit decreased by approximately $22.6 million as compared to the previous year. As a percentage of sales this represented a decrease of 11.1% from 24.4% in 1999 to 13.3% in 2000. Hampton's total loss for fiscal 2000 was approximately $30.7 million.

  Hampton remains subject to increasing competitive pressures which have had, and are likely to continue to have, a material adverse impact on its profit margins, including consolidations among retailers, a trend towards self-sourcing by large retailers, an increased level of chargebacks by, and other demands from, retailers.

  Hampton has not been able to identify a business model which it believes will be profitable in light of the competitive pressures Hampton currently faces, as well as the liquidity constraints Hampton is currently experiencing.

At a special meeting of the Board held on April 11, 2001, in light of the foregoing factors, the Board determined that it should consider all strategic alternatives available to Hampton at the present time, including a possible sale of all or some portion of Hampton's assets. At this meeting, the Board also directed Phoenix to attempt to identify potential purchasers for all or any portion of Hampton's assets and determined that it would consider the sale of all or any portion of Hampton's assets when presented with an appropriate offer from a third party.

In the event Hampton is presented with an offer for the sale of all or some portion of its assets, the Board believes that it is essential to maximizing shareholder value that the Board be able to authorize the completion of any such sale or sales quickly, without the requirement of obtaining further shareholder approval. Accordingly, the most significant aspect of the Sale of Assets Plan is that the Board will be able to approve a sale or sale of assets by Hampton without the requirement of obtaining further shareholder approval. Based upon the judgment, advice and analyses of the management and advisors of the Company, including the analyses of Phoenix, of the strategic options available to Hampton, the Board believes that the Sale of Assets Plan is advisable and in the best interests of Hampton and its shareholders at the present time.

The beneficial owners of approximately 51% of Hampton's common stock have given preliminary oral indications to Hampton that they intend to vote their shares of common stock in favor of the Sale of Assets Plan. This percentage is sufficient under North Carolina law for the approval of the Sale of Assets Plan.

Description of Sale of Assets Plan

General. If the Sale of Assets Plan is approved by the shareholders at the Special Meeting, the Board, without further approval by Hampton's shareholders, shall be authorized to approve the sale of all or any portion of the assets then owned by Hampton upon terms and conditions which the Board deems fair to Hampton and in the best interests of Hampton and its shareholders.

Manner of Sale. The Sale of Assets Plan does not specify the manner in which Hampton could sell its assets. Such sales could take the form of individual sales of assets, sales of groups of assets organized by business, type of asset or otherwise, a single sale of all or substantially all of Hampton's assets or some combination of these. If its assets are sold to one or more purchasers in one or more transactions over a period of time, Hampton would continue to operate until all assets are sold.

Powers of the Board. Under the Sale of Assets Plan, the Board shall be authorized to approve the sale of all or any portion of Hampton's assets upon terms and conditions which the Board deems fair to Hampton and in the best interests of Hampton and its shareholders. The Board shall also be authorized to make, execute and deliver, or to cause officers of Hampton to make, execute and deliver, such agreements, conveyances, assignments, transfers, certificates and other documents and take such other action as the Board deems necessary or desirable in order to carry out the Sale of Assets Plan.

No Further Approval by Shareholders. If the Sale of Assets Plan is approved by shareholders at the Special Meeting, no further approval of shareholders will be required in connection with the sale of any or all or substantially all of Hampton's assets, in one transaction or a series of transactions over a period of time, if the Board determines that any such sale or sales is fair to Hampton and in the best interests of Hampton and its shareholders.

Sales to Affiliates. Under the Sale of Assets Plan, Hampton shall not be permitted to sell its assets to persons deemed to be affiliates of Hampton.

Use of Proceeds. Proceeds from any sale of assets under the Sale of Assets Plan would be used first to pay off indebtedness to Hampton's senior lenders and then to pay off the general debts of Hampton in such order as the Board may deem advisable. In the event that all of Hampton's assets are sold pursuant to the Sale of Assets Plan, the Board would seek the necessary approval of shareholders under North Carolina law for Hampton to liquidate and dissolve. In such event, following the payment of all of Hampton's debts, and subject to such reserves as the Board may deem necessary for other liabilities or expenses, contingent or otherwise, any remaining proceeds would be distributed to shareholders. However, there can be no assurance that Hampton will be able to sell its assets on terms satisfactory to it or that any such proceeds will be sufficient to cover Hampton's debts and contingencies. See "Sale of Assets Plan - Use of Proceeds of Sale of Assets Plan."

Appraisals. Under the Sale of Assets Plan, Hampton will not obtain an appraisal, fairness opinion or any similar report or opinion in connection with any sale of any asset. See "Risks Related to Sale of Assets Plan - Absence of Appraisal or Fairness Opinion."

Regulatory Approvals. Hampton does not expect that any federal or state regulatory approvals will be required in connection with any sale or sales expected to be made in accordance with the Sale of Assets Plan.

Abandonment of Sale of Assets Plan. Under the Sale of Assets Plan, if, at any time, the Board determines that the sale of any or all assets is not in the best interests of Hampton or its shareholders, the Board may direct that the Sale of Assets Plan be abandoned without further action by Hampton's shareholders. Such abandonment may occur at any time, before any assets are sold or after the sale of any portion of the assets pursuant to the Sale of Assets Plan.

Costs. Under the Sale of Assets Plan, the Board shall be authorized, empowered and directed to pay, or cause the appropriate officers of Hampton to pay, all legal, accounting, printing and other fees, costs and expenses for services rendered to Hampton in connection with the preparation, adoption and implementation of the Sale of Assets Plan.

Compensation. Under the Sale of Assets Plan, the Board shall be authorized, empowered and directed to pay, or cause the appropriate officers of Hampton to pay, officers, directors, employees and agents or trustees, or any of them, compensation for services rendered in connection with the implementation of the Sale of Assets Plan.

Description of Certain Assets Proposed to be Sold

The paragraphs that follow provide a discussion of each of Hampton's material assets which Hampton may consider selling pursuant to the Sale of Assets Plan. This discussion is not intended to provide a comprehensive list of all of Hampton's material assets and should not be relied upon as a complete summary of the assets that could be sold pursuant to the Sale of Assets Plan.

Hampco Division. This division designs, markets and sells men's casual and rugged sportswear, primarily sport shirts and sweaters, both branded and non-branded. A smaller segment of the line consists of men's activewear which was marketed under the Rawlings and Spalding labels. The Spalding license was not renewed by mutual consent at the end of 2000. Most of the Hampco line is sold under the Dickies label to mass merchants, farm and fleet stores and independent retailers. A notice of default of the Dickies license was received March 22, 2001. The product line is imported entirely from overseas. Le Tigre, XstatX and Campus are additional Company owned trademarks used in the marketing of its products.

Hampton Private Brands Division. This division works with the product development teams of major retailers and catalog operations to source and supply retailers' private label apparel. Its products are primarily men's and boys' shirts. It does not market its own line and is reliant season to season on programs received from these retailers. Its marketplace includes merchants such as JC Penney, Saks, Wal-Mart, Cabelas and Blair. This division also includes a smaller young men's shirt line, designed and sold under the Company-owned Flipbox brand. All of the products in this subdivision have a similar customer base as well as specialty stores. All products of this division are sourced globally.

Sleepwear Division. At the end of 2000, this division was consolidated into Hampton Private Brands but due to the nature of the product, is distinct. It designs and sells men's and boys' sleepwear, loungewear and robes under private label. The majority of the products are men's robes. Predominant customers include JC Penney and Kmart but its distribution includes other chains and mass merchants as well. Approximately 80% of this product line is sold for the Fall/Holiday seasons. Products in this division are sourced both globally and in the Caribbean.

Kaynee Division. This is the Company's smallest division. It is one of the oldest names in boys' apparel and a respected brand. Its product line is primarily woven and knit shirts for boys and girls sold to JC Penney, department stores, independent retailers and leading distributors of school uniforms. The items are kept in stock so that distributors can reorder throughout the year. Back-to-school is its biggest season. The products are sourced primarily in the Caribbean.

IGM Corp. S.A. DE C.V. This facility is a sewing factory located in El Salvador which makes goods for the Kaynee and Private Brands divisions. It has also produced sleepwear products for Hampton. Its competitive advantages include shorter lead and transportation times than overseas production as well as the ability to make duty-free garments.

North Carolina Properties. The Company owns three properties in North Carolina, including distribution centers in Snow Hill and Kinston and an administrative office building in Kinston. Both distribution centers are currently being utilized to distribute products while the Accounting, HR, Logistics, Customer Service, Product Support and MIS departments operate from the office building.

Status of Proposed Asset Sales

The following is a summary of the status of certain preliminary discussions which have taken place with regard to the sale of certain of Hampton's assets described below. There can be no assurance that such preliminary discussions will progress or that any final agreement will be reached on the terms set forth below or that any such assets will be sold pursuant to the Sale of Assets Plan. See "Sale of Assets Plan - Risks Related to Sale of Assets Plan."

Hampton Private Brands Division

Hampton has received an indication of interest in the form of a non-binding letter of intent for the purchase of this division containing the following terms:

  Financial terms are being evaluated by the potential buyer.

  Buyer to purchase all inventory related to the Hampton Private Brands Division.

  Hampton will receive a percentage of the gross margin of open orders transferred to Buyer, a portion of which is expected to be paid at closing with the remainder remitted when Buyer is paid for these orders.

  Hampton will ship for the Buyer for some period of time at an agreed upon per unit reimbursement.

Kaynee Division

Hampton has received an indication of interest in the form of a non-binding letter of intent for the purchase of this division containing the following terms:

  Financial terms are being evaluated by the potential buyer.

  Buyer to purchase finished goods inventory and necessary work in process related to the Kaynee Division.

  Buyer to purchase all open orders, trademarks and intangibles.

  Buyer to purchase certain accounts receivables.

  Hampton to ship for Buyer for a period of 4 months for a fee calculated as a percentage of selling price.

Sleepwear Division

Hampton has received an indication of interest in the form of a non-binding letter of intent for the purchase of this division containing the following terms:

  Financial terms are being evaluated by the potential buyer.

  Buyer to purchase finished goods inventory, work in process and raw materials relating to open orders in the Sleepwear Division.

  Buyer to purchase all open orders, trademarks and intangibles related to the Sleepwear Division.

  Buyer to purchase certain non current inventory.

IGM Corp. S.A. DE C.V.

Hampton has received an indication of interest for the purchase of certain assets related to its sewing operations in El Salvador. The following terms have been identified in preliminary discussions but have not been agreed upon:

  $535,000 of which a partial payment of $175,000 would be remitted at closing; remainder payable over 3 years.

  Buyer will assume employee termination liability of $230,000.

  Buyer will lease Hampton's El Salvador building for a period of 5 years for $23,500 per month.

North Carolina Properties

The Company is considering marketing these properties for sale or sale with leaseback.

Use of Proceeds of Sale of Assets Plan

Proceeds from any sale of assets pursuant to the Sale of Assets Plan would be used first to pay off indebtedness to Hampton's senior lenders and then to pay off the general debts of Hampton in such order as the Board may deem advisable. Any remaining proceeds will be used for operating capital, as necessary to continue operation of any remaining assets as a going concern. In the event that all of Hampton's assets are sold pursuant to the Sale of Assets Plan, the Board would then seek the approval of shareholders required under North Carolina law for Hampton to liquidate and dissolve. In such event, following the payment of all of Hampton's debts, and subject to such reserves as the Board may deem necessary at such time for the payment of all other liabilities or expenses, contingent or otherwise, any remaining proceeds would be distributed to shareholders. However, there can be no assurance that Hampton will be able to sell its assets on terms satisfactory to it or that any such proceeds will be sufficient to cover Hampton's debts or contingencies.

Because of the uncertainties as to the precise net realizable value of Hampton's assets and the ultimate settlement amount of Hampton's liabilities, it is impossible to predict with certainty the aggregate net values which will ultimately be available for distribution to shareholders, if any. The amount of assets, if any, remaining after consummation of the Sale of Assets Plan and the payment of liabilities and provisions for contingencies will depend upon a number of factors, including: (i) the amounts received on the sales of Hampton's assets; (ii) costs of selling assets and continuing as an ongoing company; (iii) the amount of contingent liabilities of Hampton; and (iv) the existence of liabilities or contingencies other than those liabilities and contingencies of which Hampton is aware.

Risks Related to Sale of Assets Plan

There are a number of factors that could affect the amount of net proceeds payable to shareholders if the Sale of Assets Plan is approved. In addition to the other information set forth in this proxy statement, shareholders should carefully consider the following:

Hampton May Not Be Able to Sell Its Assets. Hampton may not be able to find qualified buyers for its assets, or buyers who are willing to agree to terms and conditions which the Board deems fair to Hampton and in the best interests of Hampton and its shareholders. Even if Hampton is able to sell such assets, Hampton may not generate sufficient cash through the sale of its assets to satisfy its current and future obligations. The sale of Hampton's business assets will likely involve a sale other than as a going concern, which would adversely affect the value Hampton may realize for such assets. Hampton also may not be able to consummate such sales in time to generate meaningful value. As a result of these and other factors, Hampton may not be able to generate meaningful cash, or any cash, which could be returned to its shareholders.

Hampton May File for Bankruptcy. Hampton may elect to file a voluntary petition for bankruptcy protection under Chapter 11 of the Bankruptcy Code or may be forced to file for bankruptcy protection by certain of its creditors. A bankruptcy filing may result in potential loss of control and potential adverse effects on the business of Hampton. Bankruptcy would result in additional administrative expense to Hampton, including professional fees. The filing for bankruptcy protection would also require Hampton to abandon the Sale of Assets Plan.

Sale of Assets May Not Result In a Distribution to Shareholders. It is impossible to determine with any precision the aggregate net proceeds that may ultimately be available for distribution to Hampton's shareholders if the Sale of Assets Plan is approved. That amount will depend upon a variety of factors, including the timing of and the net proceeds realized from the sale of Hampton's assets, along with the ultimate amounts of sale-related expenses and other obligations and liabilities that must be satisfied out of Hampton's assets, as well as general and local economic conditions over the period during which the sale or sales are conducted. Accordingly, there can be no assurance that the Sale of Assets Plan will result in any distributions to shareholders.

Uncertain Timing of Sales. The Sale of Assets Plan provides that the Board may proceed when necessary and practicable to attempt to sell all or any portion of Hampton's assets (other than cash and cash equivalents) at a purchase price and upon such other terms and conditions that the Board deems fair to Hampton and in the best interests of Hampton and its shareholders. Since Hampton is continuing to assess its strategic alternatives, it is unable to predict how long the asset sales will take to complete or whether any or all assets will ultimately be sold under the Sale of Assets Plan.

Absence of Appraisal or Fairness Opinion. Hampton does not intend to obtain any appraisal of the value of any of its assets or any fairness opinion prior to any sales of Hampton's assets pursuant to the Sale of Assets Plan. A sale of Hampton's assets would likely involve a sale other than as a going concern, which would adversely affect the value Hampton may realize for such assets. Hampton also may not be able to consummate the sale of its assets in time to generate meaningful value.

Hampton May Not be Able to Retain the Services of the Key Employees Required to Complete the Sale of Assets Plan. The success of Hampton's Sale of Assets Plan will depend in large part upon Hampton's ability to retain the services of certain of its current personnel and its directors or to attract qualified replacements for them. The retention and attraction of qualified personnel is particularly difficult under Hampton's current circumstances.

Sales of Assets Not Subject to Further Shareholder Approval. If shareholders approve the Sale of Assets Plan, the Board will have the authority to sell any or all of Hampton's assets on such terms as the Board determines appropriate. The shareholders will have no subsequent opportunity to vote on such matters and will, therefore, have no right to approve or disapprove the terms of any such sale or sales.

No Dissenters' Rights. Under North Carolina law, no shareholders will have any dissenters' rights or similar appraisal rights for their shares of common stock in connection with the Sale of Assets Plan.

Hampton May Not Have Sufficient Funds to Complete the Sale of Assets Plan. Successful completion of the Sale of Assets Plan will require that Hampton have sufficient funds available to it to continue operations until the Sale of Assets Plan has been completed. In addition, Hampton anticipates that it will have to agree to perform certain services under agreements of sale for certain of its assets, including the obligation to distribute product for a period of time. As a result of current liquidity conditions, Hampton may not have sufficient funds available to it to continue operations for a period long enough to complete the Sale of Assets or to perform certain obligations which it anticipates it will have to agree to in connection with certain asset sales. If Hampton does not have sufficient funds available to it to continue operations for a period long enough to complete the Sale of Assets Plan or to perform certain obligations which it anticipates it will have to agree to in connection with certain asset sales, the potential proceeds of the Sale of Assets Plan will be adversely affected. In the event that Hampton is unable to sell its assets or if the asset sale or sales do not generate sufficient income to offset its liabilities, Hampton may be forced to file bankruptcy and would risk foreclosure by its creditors.

Recommendation of the Board of Directors

The Board believes the approval and adoption of the Sale of Assets Plan and the ratification of any and all actions previously taken by the Board in furtherance of the Sale of Assets Plan is advisable for, and in the best interests of, Hampton and its shareholders. The Board has made this determination for the reasons set forth in "Sale of Assets Plan - Reasons for the Sale of Assets Plan."

THE BOARD OF DIRECTORS OF HAMPTON UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE SALE OF ASSETS PLAN and the ratification of any and all actions previously taken by the Board in furtherance of the Sale of Assets Plan.

The beneficial owners of approximately 51% of Hampton's common stock have given preliminary oral indications to Hampton that they intend to vote their shares of common stock in favor of the Sale of Assets Plan. This percentage is sufficient under North Carolina law for the approval of the Sale of Assets Plan.

Certain Federal Income Tax Consequences

The following discussion is a summary of the material federal income tax consequences to Hampton and to shareholders relevant to Hampton's adoption and implementation of the Sale of Assets Plan. The discussion does not deal with all of the tax consequences of the Sale of Assets Plan that may be relevant to every shareholder of Hampton. Shareholders should therefore consult their own tax advisors as to the tax consequences associated with the implementation of the Sale of Assets Plan under applicable federal, state, local and foreign tax laws. The discussion of tax consequences that follows is based upon the provisions of the Internal Revenue Code of 1986 (the "Code"), existing regulations promulgated thereunder, Internal Revenue Service rulings, and judicial decisions in effect on the date of this proxy statement, all of which are subject to change at any time, and any such changes may be applied retroactively.

Tax Consequences to Hampton. Pursuant to the Sale of Assets Plan, Hampton may proceed when necessary and practicable to attempt to sell some or all of Hampton's assets (other than cash and cash equivalents) at a purchase price and on such other terms that the Board deems fair to Hampton and in the best interests of Hampton and its shareholders. The gains or losses resulting from the sales of assets will be included in Hampton's tax returns for the years in which the sales occur.

Tax Consequences to Shareholders. In the event that all of Hampton's assets are sold pursuant to the Sale of Assets Plan, the Board would then seek the approval of shareholders as required under North Carolina law for Hampton to liquidate and dissolve. In such event, Hampton believes that the distributions of proceeds of sales of assets, if any, to its shareholders pursuant to the Sale of Assets Plan would be treated as distributions in complete liquidation of Hampton. In such case, a shareholder would recognize gain or loss with respect to each share of Hampton's stock held by the shareholder, measured by the difference between: (i) the total amount of cash and fair market value of other property, if any, received by the shareholder with respect to such share in connection with such liquidation and (ii) the shareholder's basis in that share. If a shareholder holds more than one block of shares (groups of shares acquired at different times or at different costs), each liquidating distribution would be allocated ratably among the various blocks of shares, and gain or loss would be computed separately with respect to each block of shares.

Gain or loss recognized by a shareholder would be capital gain or loss provided the shares are held by the shareholder as capital assets. Capital gain or loss would be long-term if the shares were held for more than 12 months.

Pending Legislation. Shareholders should be aware that a variety of tax-related legislation is under consideration before Congress, some of which could affect the tax treatment of transactions described in this proxy statement. Hampton is not able to predict whether any of these proposals will ultimately be enacted or whether any enactments would have an adverse effect on Hampton or any shareholder. Shareholders are urged to contact their own tax advisors regarding the effect any proposed changes may have on their own individual situations.

The foregoing is a summary description of certain federal income tax consequences of the Sale of Assets Plan to shareholders without consideration of the particular facts and circumstances of any holder of shares of common stock. The discussion does not deal with all of the tax consequences of the Sale of Assets Plan that may be relevant to every shareholder of Hampton. Shareholders should therefore consult their own tax advisors as to the tax consequences associated with the implementation of the Sale of Assets Plan under applicable federal, state, local and foreign tax laws. Hampton can make no assurance that the tax treatment described above will be obtained by the holders of the common stock.

OWNERSHIP OF OUR COMMON STOCK BY CERTAIN PERSONS

Security Ownership of Certain Beneficial Owners

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of April 3, 2001 by each person known to us to own beneficially more than five percent of our common stock (including such person's address).

Name and address of Beneficial Owner	Amount And Nature Of Beneficial Ownership (1)	Percent of Outstanding Shares
David Fuchs 15 W. 34th St. New York, NY 10001-3060	458,071 (2)	8.2%
Steven Fuchs 15 W. 34th St. New York, NY 10001-3060	774,869 (3)	13.5%
Pearl F. Schechter P.O. Box 614 Kinston, NC 28502	596,013 (4)	10.7%
Paul Chused P.O. Box 614 Kinston, NC 28502	391,255 (5)	7.0%
Les Fuchs 3035 River North Pkwy Atlanta, GA 30328-1117	475,244	8.6%
Roger Eichel 15 W. 34th St. New York, NY 10001-3060	403,477 (6)	7.1%
Dimensional Funds Advisors, Inc. 1299 Ocean Avenue, Suite 650 Santa Monica, CA 90401	435,989 (7)	7.8%

  As reported to Hampton by the Directors and executive officers (including shares held by spouses, minor children, affiliated companies, partnerships and trusts over which the named person has beneficial ownership). The table includes shares which the individual has the right to acquire beneficial ownership currently or within 60 days after April 30, 2001, upon exercise of non-qualified stock options.

  Includes 7,902 shares held in trust of which Mr. Fuchs is a Trustee.

  Includes 81,353 shares held by a charitable trust of which Mr. Fuchs is a Trustee, as to which Mr. Fuchs disclaims beneficial interest.

  Includes 90,655 shares owned by Mr. Schechter, a Director of Hampton, as to which Mrs. Schechter disclaims beneficial interest. Includes 66,759 shares held by a charitable trust of which Mr. Schechter is a Trustee.

  Includes 2,157 shares held by Mr. Chused as Custodian for his children, 35,040 shares held by a partnership of which Mr. Chused is managing agent and 84,340 shares held by Mr. Chused as custodian for the minor children of his brother, all of which Mr. Chused disclaims beneficial interest. Includes 44,454 shares held in a Trust of which Mr. Chused is the Trustee. Excludes 22,227 shares held in a Trust in which Mr. Chused is the beneficiary.

  Represents 278,759 shares owned by Mrs. Eichel.

  Based solely on statements filed with the Securities and Exchange Commission pursuant to Section 13(g) of the Exchange Act, all such shares are owned by investment advisory clients of Dimensional Fund Advisors, Inc. ("Dimensional"), no one of which to the knowledge of Dimensional, owns more than 5% of the class. Dimensional disclaims beneficial ownership of all such shares. Hampton has no independent knowledge with respect hereto.

Security Ownership of Management

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of April 3, 2001 by (i) each director and (ii) all directors and executive officers as a group.

Name of Beneficial Owner	Amount And Nature Of Beneficial Ownership (1)	Percent of Outstanding Shares
David Fuchs	458,071 (2)	8.2%
Steven Fuchs	774,869 (3)	13.5%
Sol Schechter	596,013 (4)	10.7%
Paul Chused	391,255 (5)	7.0%
Roger M. Eichel	403,477 (6)	7.1%
Robert Sandler	6,000	0.1%
All Directors and Officers as a group (4 Executive Officers and 6 Directors)	2,661,805	45.1%

(1) Footnote (1) in the immediately preceding section is incorporated by reference.

(2) Footnote (2) in the immediately preceding section is incorporated by reference.

(3) Footnote (3) in the immediately preceding section is incorporated by reference.

(4) Includes 433,309 shares owned by Mrs. Schechter, as to which Mr. Schechter disclaims beneficial interest.

(5) Footnote (4) in the immediately preceding section is incorporated by reference.

(6) Footnote (5) in the immediately preceding section is incorporated by reference.

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Hampton Industries, Inc.:

We have audited the accompanying consolidated balance sheets of Hampton Industries, Inc. and subsidiaries as of December 30, 2000 and January 1, 2000, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 30, 2000. Our audits also included the financial statement schedule listed in the index at Item 14 (a)(2). These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express (or disclaim) an opinion on these financial statements and the financial statement schedule based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform our audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our report.

In our opinion, the consolidated balance sheet as of January 1, 2000, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the two years in the period ended January 1, 2000 present fairly, in all material respects, the consolidated financial position of Hampton Industries, Inc. and subsidiaries as of January 1, 2000, and the results of its operations and its cash flows for the two years in the period ended January 1, 2000, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the financial statement schedule for the two years in the period ended January 1, 2000, when considered in relation to the basic consolidated financial statements for such period taken as a whole, presents fairly, in all material respects, the information set forth therein.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note B to the consolidated financial statements, the Company's recurring losses from operations, default of certain financial covenants and borrowing base limitations under its senior credit facility, and the Company's plan to sell all or a portion of the Company's assets raise substantial doubt about its ability to continue as a going concern. Management's plans concerning these matters are also described in Note B. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Because of the possible material effects of the uncertainty referred to in the preceding paragraph, we are unable to express, and we do not express an opinion on the consolidated financial statements and the financial statement schedule for the year ended December 30, 2000.

S:/Deloitte & Touche LLP

March 28, 2001 (except with respect to Note H and O, as to which the date is April 13, 2001)

New York, New York
HAMPTON INDUSTRIES, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS

	December 30, 2000	January 1, 2000
ASSETS
Current assets:
Cash	$ 364,727	$ 627,179
Accounts receivable, less reserves for doubtful accounts
and allowances of $1,539,505 and $4,501,000 in 2000 and
1999, respectively	26,484,257	32,229,509
Inventories	25,203,751	54,714,782
Income tax receivable	-	1,181,132
Deferred income tax assets	-	3,048,718
Other current assets	446,089	848,335
Assets held for disposal - net	7,673,282	-
Total current assets	60,172,106	92,649,655

Fixed assets - net	12,176,554	18,901,529
Assets held for disposal ' net	-	1,842,389
Investments in and advances to unconsolidated affiliates	260,235	711,084
Other assets	4,023,356	4,030,178
	$ 76,632,251	$ 118,134,835
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Notes payable - banks and current maturities of long-term debt	$ 40,655,668	$ 35,269,433
Uncleared checks	1,369,113	2,910,146
Accounts payable	6,441,747	5,996,976
Accrued liabilities	3,378,870	4,408,308
Income tax payable	-	67,480
Total current liabilities	51,845,398	48,652,343

Deferred income tax liabilities	-	2,721,283
Long-term debt	220,046	11,201,058
Retirement plan obligations	3,620,358	3,975,382
	55,685,802	66,550,066

Stockholders' equity
Common stock, $1 par value - authorized 10,000,000
Shares; issued 6,286,418	6,286,418	6,286,418
Additional paid-in capital	39,148,350	39,148,350
(Deficit) retained earnings	(19,610,975)	11,027,345
	25,823,793	56,462,113
Less cost of common stock held in treasury - 733,045 shares	4,877,344	4,877,344
Total stockholders' equity	20,946,449	51,584,769
	$ 76,632,251	$ 118,134,835
See notes to consolidated financial statements

HAMPTON INDUSTRIES, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS

	YEAR ENDED
	December 30, 2000	January 1, 2000	December 26, 1998
Net sales	$ 182,440,006	$ 192,560,527	$ 190,330,346

Cost of products sold	158,194,988	145,623,169	145,654,492
Gross margin	24,245,018	46,937,358	44,675,854

Selling, general and administrative	47,770,057	49,711,314	38,387,710
Equity in earnings of unconsolidated affiliates	(21,093)	(88,721)	(103,355)
Restructuring charge	1,210,000	935,627	-
Operating (loss) income	(24,713,946)	(3,620,862)	6,391,499

Other (income) expense:
Rental income- net	(845,310)	(923,467)	(929,210)
Loss on disposal of fixed assets	167,101	90,980	1,751
Other (income) loss - net	(203,586)	167,286	(56,748)
Interest expense	6,441,898	4,245,548	3,559,961
	5,560,103	3,580,347	2,575,754
(Loss) earnings before provision for (benefit of) income tax	(30,274,049)	(7,201,209)	3,815,745
Provision for (benefit of) income tax	364,271	(2,445,000)	1,400,000
Net (loss) earnings	$ (30,638,320)	$ (4,756,209)	$ 2,415,745

Basic (loss) earnings per common share	$ (5.52)	$ (0.86)	$ 0.44

Weighted average common shares outstanding	5,553,374	5,553,374	5,552,313

Diluted (loss) earnings per share**	$ (5.52)	$ (0.86)	$ 0.43

Weighted average common shares outstanding and other
potential common shares**	5,553,374	5,553,374	5,645,724
*53 Weeks
**Potential common shares have been excluded for 2000 and 1999 because they are anti-dilutive.

See notes to consolidated financial statements.

HAMPTON INDUSTRIES, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

				Retained			Total
	Common Stock		Additional	earnings	Treasury stock at cost		Stockholders'
	Shares	Amount	paid-in capital	(deficit)	Shares	Amount	Equity
Balance: December 27, 1997	5,192,254	$ 5,192,254	$ 34,022,873	$ 19,569,698	(605,825)	$(4,877,344)	$ 53,907,481
Stock options exercised	3,450	3,450	16,058	-	-	-	19,508
Stock dividend	519,365	519,365	3,181,111	(3,701,545)	(60,581)	-	(1,069)
Net earnings	-	-	-	2,415,746	-	-	2,415,746
Balance: December 28, 1998	5,715,069	5,715,069	37,220,042	18,283,899	(666,406)	(4,877,344)	56,341,666
Stock dividend	571,349	571,349	1,928,308	(2,500,345)	(66,639)	-	(688)
Net loss*	-	-	-	(4,756,209)	-	-	(4,756,209)
Balance: January 1, 2000	6,286,418	6,286,418	39,148,350	11,027,345	(733,045)	(4,877,344)	51,584,769
Net loss	-	-	-	(30,638,320)	-	-	(30,638,320)
Balance: December 30, 2000	6,286,418	$ 6,286,418	$ 39,148,350	$ (19,610,975)	(733,045)	$(4,877,344)	$ 20,946,449
*53 Weeks

See notes to consolidated financial statements

HAMPTON INDUSTRIES, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS
	YEAR ENDED
	December 30, 2000	January 1, 2000*	December 26, 1998
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) earnings	$ (30,638,320)	$ (4,756,209)	$ 2,415,745
Adjustments to reconcile net (loss) earnings to net cash
provided by (used in) operating activities:
Amortization	936,590	888,338	806,538
Depreciation	2,477,823	2,513,303	2,007,424
Deferred income tax	327,435	(1,368,289)	449,206
Reserves for doubtful accounts and allowances	(2,764,495)	2,113,000	192,000
Retirement plan obligations	(355,024)	(13,465)	75,367
Loss on sale of fixed assets	167,101	90,980	1,751
Equity in earnings of unconsolidated affiliates	(21,093)	(88,721)	(103,355)
Changes in operating assets and operating liabilities:
Accounts receivable	8,509,747	(2,019,554)	(8,201,128)
Inventories	29,511,031	(19,121,311)	(5,236,474)
Income tax receivable	1,181,132	(1,181,132)	-
Other current assets	402,245	96,618	(430,649)
Uncleared checks	(1,541,033)	799,997	765,926
Accounts payable	444,770	(167,461)	1,866,552
Accrued liabilities	(1,029,438)	837,246	(131,711)
Income tax payable	(67,480)	67,480	(68,346)
NET CASH PROVIDED BY (USED IN) OPERATIONS:	7,540,991	(21,309,180)	(5,591,154)

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to fixed assets	(3,182,100)	(287,076)	(1,702,924)
Additions to software	(606,596)	(1,447,183)	(2,099,073)
Additions to building	(146,543)	(1,084,231)	-
Proceeds received from sale of fixed assets	2,184,398	74,898	669,802
Decrease in investments in and advances to
unconsolidated subsidiaries	471,942	139,020	45,126
Increase in other assets	(929,768)	(2,815,508)	(236,093)
NET CASH USED IN INVESTING ACITVITIES:	(2,208,667)	(5,420,080)	(3,323,162)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net changes in debt - Credit Facility	(5,361,320)	20,300,356	9,599,640
Additions - Mortgage	-	11,000,000	-
Payments on debt - Long-term debt	(233,456)	(4,226,292)	(593,332)
Exercise of stock options	-	-	18,439
NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES:	(5,594,776)	27,074,064	9,024,747

(DECREASE) INCREASE IN CASH	(262,452)	344,804	110,431
CASH - BEGINNING OF PERIOD	627,179	282,375	171,944
CASH - END OF PERIOD	$ 364,727	$ 627,179	$ 282,375
SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid during the period
- Interest	$ 5,329,426	$ 4,032,530	$ 3,222,788
- Income tax	$ 110,354	$ 2,122,610	$ 1,248,650
NON-CASH ACTIVITIES:
Acquisition of property and equipment through capital leases	$ -	$ 170,908	$ 407,623
Reclassification of property to current asset (1)	$ 7,673,282	$ -	$ -
*53 Weeks

(1) Subsequent to year-end 2000, the Company reclassified its property located in New York from fixed assets to current assets. The net carrying value of this property was $7,673,282, and was comprised of original costs of $12,271,495 and accumulated depreciation of $5,048,213.

See notes to consolidated financial statements.

HAMPTON INDUSTRIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 30, 2000; JANUARY 1, 2000; and DECEMBER 26, 1998

A. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business

The consolidated financial statements of the Company include the accounts of all 100% owned subsidiaries. All material intercompany profits, transactions, and balances have been eliminated in consolidation.

The Company is engaged in the business of manufacturing and selling apparel and operates in one industry segment. Substantially all sales to third party customers are made to destinations in the United States. The products consist principally of men's and boys' shirts and men's sleepwear, which are produced domestically and in Central America. In addition, sport and dress shirts, sweaters, activewear, outerwear and swimtrunks, for both men and boys are imported from unaffiliated sources located primarily in the Far East.

Fiscal Year

The Company operates and reports financial results on a fiscal year of 52 or 53 weeks ending on the Saturday closest to December 31st. Accordingly, fiscal 2000 ended on December 30, 2000, and was comprised of 52 weeks, fiscal 1999 ended on January 1, 2000, and was comprised of 53 weeks, and fiscal 1998 ended on December 26, 1998 and was comprised of 52 weeks. All reference to years in these notes to consolidated financial statements represent fiscal years unless otherwise noted. The company believes that the additional week in 1999 does not materially alter the results.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries, all of which are wholly owned. All significant intercompany profits, transactions and balances have been eliminated.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America, requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Inventories

Inventories are carried at the lower of cost or market value. As described in Note C, the cost of substantially all inventories is determined by the last-in, first-out (LIFO) method.

Fixed Assets

Expenditures for buildings, equipment and improvements are capitalized and depreciated or amortized on a straight-line basis over their estimated useful lives. Estimated useful lives of assets are based upon the following ranges: land improvements, 30 years, buildings and leasehold improvements, 30 to 35 years, machinery and equipment, 3 to 15 years and furniture and fixtures, 5 to 10 years.

In-Store Displays

The costs for in-store point of sale displays for certain customers are borne by the Company in whole or in part. Such costs are capitalized as other assets and amortized over a thirty-six month period.

Deferred Financing Costs

The costs associated with obtaining the Company's Existing Credit Facility have been deferred and are being amortized over the term of the agreement.

Capitalized Software Costs

As a result of the conversion of the Company's computer systems, incremental personnel and related fringe benefit expense of those individuals directly involved in this process have been capitalized in accordance with the provisions of Statement of Position ("S.O.P.") 98-1. Such costs are capitalized as software costs along with other software purchased from third parties and are amortized over a five-year period.

Evaluation of Long-lived Assets

Long-lived assets are assessed for recoverability on an ongoing basis. In evaluating the fair value and future benefits of long-lived assets, their carrying value would be reduced if the carrying value exceeds management's estimate of the anticipated undiscounted future net cash flows of the related long-lived asset. There were no write-downs of the carrying amount of long-lived assets for the year ended December 30, 2000, based on the uncertainty of the current level of operations and the Company's adoption subsequent to December 30, 2000, of the Sale of Assets Plan as discussed in Note O.

Revenue Recognition

Sales are recognized upon shipment of product, which is when title passes to the customer. No sales are made on consignment. All returns are required to be authorized by the Company and reserves are provided for estimated returns.

Income Taxes

Deferred income taxes are provided to reflect the tax effect of temporary differences between financial statement income and taxable income in accordance with the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes".

Basic and Diluted Earnings per Common Share

Basic earnings per share excludes dilution and is computed by dividing net earnings by the weighted-average number of shares outstanding for each period presented. Diluted earnings per share is computed by dividing net earnings by the weighted average number of shares outstanding plus dilutive potential common shares which will result from the exercise of stock options.

The following is a reconciliation of the weighted average shares used in the computations of basic and dilutive earnings per common shares:

	2000	1999	1998
Weighted average common shares outstanding used for basic earnings per share	5,553,374	5,553,374	5,552,313
Dilutive stock options*	-	-	93,411
Weighted average common shares outstanding used for dilutive earnings per share	5,553,374	5,553,374	5,645,724

*Options to purchase 616,926 and 725,420 shares of common stock at prices ranging from $1.56 - $7.64 per share were outstanding in 2000 and 1999, respectively, but were not included at the computation of diluted earnings per share because their effect would have been anti-dilutive.

Fair Value of Financial Instruments

For financial instruments including cash, accounts receivable and payable, accruals, notes payable - banks and current maturities of long-term debt, it was assumed that the carrying amount approximated fair value because of their short maturity.

New Financial Accounting Standards

Derivative Instruments and Hedging Activities - Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities", is effective for all fiscal years beginning after June 15, 2000. SFAS 133 as amended, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. Under SFAS 133, certain contracts that were not formerly considered derivatives may now meet the definition of a derivative. The Company will adopt SFAS 133 effective December 31, 2000. Management expects the adoption of SFAS 133 to have no effect on the financial position, results of operations, or cash flows of the Company.

In November 1999, the SEC issued Staff Accounting Bulletin (SAB) 101, "Revenue Recognition". This Bulletin sets forth the SEC Staff's position regarding the point at which it is appropriate for a Registrant to recognize revenue. The Staff believes that revenue is realizable and earned when all of the following criteria are met:

  Persuasive evidence of an arrangement exists;
  Delivery has occurred or service has been rendered;
  The seller's price to the buyer is fixed or determinable; and
  Collectibility is reasonably assured.

The Company uses the above criteria to determine whether revenue can be recognized, and therefore believes that the issuance of this Bulletin has no effect on these financial statements.

B. GOING CONCERN CONSIDERATIONS

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the consolidated financial statements, the Company incurred net losses of $30,600,000 and $4,800,000 for the year ended December 30, 2000 and January 1, 2000, respectively. In addition, and as further described below and elsewhere in this document the Company has at various times over these periods been in default of it's loan agreements, and as of December 30, 2000 is in default and has been operating under short term extensions of their agreement. Also, as discussed in Note O, the Board of Directors of the Company has also approved a plan to sell all or a portion of the Company's assets. These factors among others may indicate that the Company will be unable to continue as a going concern for a reasonable period of time.

The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. As described in Note O, the Company is not in compliance with several provisions of its senior credit facility and, because the lender has refused to waive these provisions for the year ended December 30, 2000, the balance of the loan ($29,646,917) has been classified as a current liability. Under current conditions, the Company is not able to obtain sufficient financing from its lenders, or from any other source, in order to continue operations on more than a short-term basis. As outlined in Note O of the financial statements, the Board believes that the current financial arrangement and projected cash flows from operations will not be sufficient to meet the Company's operating needs, retire debt and fund required capital needs. The Company's continuation as a going concern is dependent on its ability to generate sufficient cash flow to meet its obligations on a timely basis, to comply with the terms and covenants of its financing agreements, to obtain additional financing or refinancing as may be required, and ultimately to attain successful operations.

C. INVENTORIES
	2000	1999
Finished goods	$21,107,389	$45,696,690
Work-in-process	1,956,202	4,897,894
Piece goods	1,688,421	3,292,182
Supplies and other	451,739	828,016
Total	$25,203,751	$54,714,782

Inventories are valued at the lower of cost or market. Principally all inventory costs were determined by the last-in, first-out (LIFO) method. If the FIFO method were applied to the LIFO method inventories, inventories at the end of 2000, 1999 and 1998 would increase by $1,897,400, $3,196,200 and $4,157,600, respectively.

Use of the LIFO method decreased the loss by $1,314,300 ($.24 per share) in 2000 and $635,000 ($.11 per share) in 1999. The LIFO method increased earnings by $514,500 ($.09 per share) in 1998.

In 2000, the liquidation of certain LIFO layers decreased cost of goods sold by $1,560,100 ($.28 per share). The inventories in these LIFO layers were acquired at lower cost in prior years.

Inventory in-transit of $6,307,000 and $10,614,000 in 2000 and 1999, respectively, is included in finished goods.

Shipping costs included in selling general and administrative expenses were $4,978,000, $3,986,000, and $1,616,000 in 2000, 1999, and 1998.

D. FIXED ASSETS

	2000	1999
Land and land improvements	$ 801,989	$ 2,613,578
Buildings and leasehold improvements	12,744,193	23,398,798
Machinery and equipment	10,336,905	12,329,815
Furniture and fixtures	1,305,532	1,388,575
Capitalized software costs	3,857,813	3,524,236
Capital leases	578,532	578,532
	29,624,964	43,833,534
Less accumulated depreciation and amortization	17,448,410	24,932,005
	$12,176,554	$18,901,529

On April 3, 2000, the Company entered into a contract to sell its New York office building. As a result of this pending sale, the related assets were reclassified as current assets on the balance sheet. Accordingly, as mentioned in Note H the related liabilities were also reclassified to current liabilities on the balance sheet.

In 1999 assets held for sale were $1,842,000. In 2000 the Company sold its manufacturing facilities located in Wilson, NC, Martinsville, VA, Warrenton, NC and Washington, NC, at a net loss of $44,000. These assets had previously been classified as assets held for sale. Accordingly, at year-end 2000 there were no assets held for sale.

E. RESTRUCTURING CHARGE

In November of 1999, the Board of Directors of the Company approved a restructuring plan that resulted in the announcement to close two domestic sewing factories located in Warrenton, NC, and Martinsville, VA, leaving one remaining factory in Washington, NC. These closures were due to an increasing shift to sales of branded product, which is primarily imported. The closure in Martinsville was completed in December 1999, and the Warrenton closure was completed in March 2000. This plan also included the elimination of certain positions within the selling and administrative functions of the Company. The restructuring charge amounted to $936,000, which includes only the direct termination benefits along with the related fringe benefits. This plan resulted in the reduction of approximately 298 full time associates or 30% of the domestic work force. This plan was completed during the first quarter of 2000. In addition, this plan included the decision to no longer offer for sale the ladies sleepwear product line. This product line was primarily private label and was the only ladies offerings by the Company.

In June 2000, the Board of Directors of the Company approved an additional restructuring plan that included the closure of the remaining sewing facility in Washington, NC and the cutting operation in Kinston, NC, and the consolidation of the distribution center in Martinsville. This plan resulted in the reduction of approximately 197 full-time associates, or 20% of the domestic workforce. The restructuring charge amounted to $300,000, which includes only the direct termination benefits along with the related fringe benefits. All closed facilities were sold in the third and fourth quarters of 2000.

In September 2000, management implemented a plan to consolidate certain selling divisions and to reorganize certain administrative areas. This plan resulted in the reduction of approximately 42 full time associates, or 6% of the workforce. The restructuring charge amounted to $910,000, which includes the direct termination benefits, along with the related fringe benefits, non-cash write-downs to realizable value of certain assets, and other charges.

Following is a summary of the restructuring charges and the activity through December 30, 2000:

	November 1999	June 2000	September 2000	Total
Restructuring charges	$ 935,627	$ -	$ -	$ 935,627
Paid or charged	(224,357)	-	-	(224,357)
Balance January 1, 2000	711,270	-	-	711,270
Restructuring charges	-	300,000	910,000	1,210,000
Paid or charged - Direct termination benefits
and related fringe benefits	(711,270)	(300,000)	(460,000)	(1,471,270)
Paid or charged - write-down of assets	-	-	(300,000)	(300,000)
Paid or charged - other	-	-	(150,000)	(150,000)
Balance December 30, 2000	$ -	$ -	$ -	$ -

F. OTHER ASSETS

The following are the major components of other assets:

	2000	1999
In-store fixtures (net of accumulated amortization of $898,000 and $831,000, in 2000 and 1999 respectively)
	$ 1,234,453	$ 1,736,583
Cash surrender value of life insurance	1,825,988	1,509,038
Deferred financing	788,088	541,258
Other	174,827	243,299
	$ 4,023,356	$ 4,030,178

G. INCOME TAXES

Components of income tax provision (benefit) reflected in the consolidated statements of operations are as follows:

	2000	1999	1998
Current:
Federal	$ -	$(1,181,132)	$ 888,000
State and local	36,467	104,421	63,000
	36,467	(1,076,711)	951,000
Deferred:
Federal	238,955	(1,286,955)	357,000
State and local	88,849	(81,334)	92,000
	327,804	(1,368,289)	449,000
	$ 364,271	$(2,445,000)	$1,400,000

The following is a reconciliation of the statutory federal income tax rate applied to pre-tax accounting (loss) earnings compared to the (benefit) provision for income tax in the consolidated statements of operations:

	2000	1999	1998
Income tax (benefit) expense at the statutory rate	$ (10,319,000)	$(2,448,000)	$1,297,000
(Decrease) increase resulting from:
State and local income taxes, net of Federal income tax	(1,857,000)	(44,000)	102,000
Nontaxable foreign income	(7,200)	(30,000)	(35,000)
Other, net	37,090	77,000	36,000
Valuation allowance	12,510,381	-	-
	$ 364,271	$(2,445,000)	$1,400,000

The components of deferred taxes included in the balance sheets as of December 30, 2000 and January 1, 2000 are as follows:

	2000	1999
Deferred income tax assets:
Federal operating loss carryforwards	$ 11,678,918	$ 837,214
Other federal carryover	550,395	311,257
State operating loss carryforwards	2,049,056	607,403
Reserve for doubtful accounts	104,705	168,905
Inventory and other	251,339	234,590
Deferred compensation	759,834	1,106,819
Restructuring charge	-	238,369
Trademarks and other	70,376	62,715
	15,464,623	3,567,272
Valuation allowance	(13,028,935)	(518,554)
	2,435,688	3,048,718
Deferred income tax liabilities:
Depreciation	1,964,348	2,325,045
Conversion costs capitalized	471,340	396,238
	2,435,688	2,721,283
Net deferred tax assets	$ -	$ 327,435.00

Approximately $2,700,000 of the net operating loss carryforwards for federal income tax purposes expire in 2020 and $31,700,000 in 2021. Net operating loss carry forwards for state income tax purposes expire as follows:

Year	Amount
2001	$ 1,529,629
2002	36,560
2003	-
2004	3,972,324
2005 and thereafter	21,960,253
Total	$ 27,498,766

H. LONG TERM DEBT

	2000	1999
Long term credit facility (i)	$ 29,646,917	$ 35,008,237
Mortgage note (ii)	10,881,980	11,000,000
Other	346,818	462,254
Total Long Term Debt	40,875,715	46,470,491
Less amount due in one year	40,655,669	35,269,433
	$ 220,046	$ 11,201,058

Annual maturities of long term debt are as follows:

2001......	$ 40,655,669
2002.........	139,270
2003.........	80,776
Total	$ 40,875,715

(i)

On October 31, 2000, the Company entered into a new credit facility with Fleet Capital Corporation ("Fleet"), as Agent, ("the Facility"). The Facility provided for a maximum line of credit of $65,000,000, which included both direct borrowings and letters of credit. The initial proceeds of the Facility were used to repay the outstanding under the Company's previously existing bank line of credit.

Direct borrowings bear interest at the London Interbank Offered Rate plus the applicable margin or the Base rate (as defined in the Facility) plus the applicable margin, at the option of the Company. The applicable margin is determined by a ratio of adjusted E.B.I.T.D.A. to interest expense. Borrowings are collateralized by accounts receivable, inventory and general intangibles of the Company and its subsidiaries. The Facility originally had an expiration of October 2005.

In 2000, Fleet notified the Company that it was in default of the borrowing base limitation covenant contained in the loan agreements. Beginning in January 2001, the Company entered into a number of forbearance agreements with Fleet. The most recent forbearance agreement was amended on April 13, 2001. The total revolver commitment has been reduced to $20,000,000. The agreement allows the Company to borrow funds based on the following formula:
  the lesser of $20,000,000 or the sum of 60% of the value of eligible inventory as determined by Fleet and, the sum of 85% of the value of eligible accounts receivable as determined by Fleet

Under no circumstance can the total of direct borrowings plus outstanding letters of credit exceed the total revolver commitment. Additionally, the loan does not permit letters of credit to be issued with expiration dates beyond June 30, 2001. The current forbearance agreement expires May 25, 2001.

While the Company has successfully negotiated several extensions to the forbearance agreement in the past, there can be no assurances that Hampton will be able to continue to negotiate acceptable forbearance agreements. Furthermore, the Company has traditionally financed much of its overseas purchases by issuing letters of credit.

Outstanding borrowings amounted to $29,647,000 at December 30, 2000 as compared to $35,000,000 at the same time in 1999. Net working capital at December 30, 2000 was $8,327,000 as compared to $43,997,000 in 1999. The working capital ratio as of December 30, 2000 was 1:2 as compared to 1.9:1 at the same time in 1999. On April 6, 2001 borrowings under this agreement were $17,725,000; after accounting for various reserves placed on the account by Fleet, availability under the formula was $18,529,000, excess availability on the line was $804,000. Borrowings on April 6, 2000 were $44,050,000.

The Facility contains financial covenants relating to minimum levels of net income, interest coverage and capital expenditures and does not allow for the payment of cash dividends. The Company is not required to maintain compensating balances, however, it is required to pay a fee of .25% to .375%, dependent on the ratio of E.B.I.T.D.A. to interest expense, per annum on the unused portion of the total facility plus certain other administrative costs. The Company is currently in default of the financial covenants of the Facility.

(ii)

During 1999, the Company entered, through a new wholly owned subsidiary, 15 West 34th Street Corp., into a new collateralized mortgage loan agreement, with the Chase Manhattan Bank acting as agent on the New York office building. The proceeds were used to pay off the Industrial Revenue Bond on the Kinston Facility as well as the previous mortgage on the New York building. The remaining proceeds were for operating activities. The mortgage note was collateralized by the building and property having a carrying value at December 30, 2000 of approximately $7,673,000 and is not guaranteed by the Company. The mortgage note has a twenty-five year amortization period, is payable monthly, is due in 2009, and has an effective interest rate of 8.45%.

As of April 3, 2001, the Company entered into an agreement to sell the New York sales office for $15,500,000 subject to the assumption of the mortgage by the buyer. The anticipated closing is expected to occur on May 15, 2001. The debt associated with this property was reclassified as a current liability on the balance sheet. After fees, taxes and expenses the Company anticipates receiving net liquidity of $3,500,000.

At December 30, 2000, letters of credit amounting to approximately $8,816,000 were outstanding which relate to purchase commitments issued to foreign suppliers of approximately $15,127,000.

I. STOCKHOLDERS' EQUITY

Preferred Stock

The Company has authorized 14,140.5 shares of $7 cumulative First Preferred Stock, par value of $100, none of which is issued. In addition, the Company has authorized 1,000,000 shares of Second Preferred Stock, par value of $1, none of which has been issued. The Board of Directors is authorized to fix designations, relative rights, preferences and limitations on the stock at the time of issuance.

Common Stock

The Board of Directors declared a 10% stock dividend in 1998 and 1999. The dividends were payable on July 2nd to stockholders of record on June 2nd of both years. Basic and diluted (loss) earnings per share have been restated for all periods presented to reflect the stock dividends. Stock options have also been restated to reflect the stock dividends.

The Company has a non-qualified stock option plan (the "Plan") under which there are presently reserved 1,165,230 shares of common stock. A committee designated by the Board of Directors administers the Plan. Options granted to eligible employees are exercisable in increments of 20% annually. Stock to be offered under the Plan consists of shares, whether authorized but unissued or reacquired by the Company, of common stock of the Company. The exercise price of options is equal to the fair market value on the date of each grant. The exercise price may be paid in cash, common stock of the Company, or a combination thereof. A summary of the changes in common stock options during 1998, 1999, and 2000 is as follows:

	Number of shares	Price range per share	Weighted average price per share
Outstanding at December 27, 1997	471,537	$3.72 - $7.85	$4.51
Granted	399,905	$5.99 - $6.09	$6.00
Exercised	(4,114)	$3.72	$3.72
Canceled	(23,716)	$3.72 - $7.85	$4.95
Outstanding at December 28, 1998	843,612	$3.72 - $7.64	$5.21
Granted	34,950	$4.13 - $4.20	$4.14
Exercised	-	-	-
Canceled	(153,142)	$3.72 - $7.23	$5.14
Outstanding at January 1, 2000	725,420	$3.72 - $7.64	$5.17
Granted	20,000	$1.56 - $2.44	$2.00
Exercised	-	-	-
Canceled	(128,494)	$3.72 - $7.64	$5.24
Outstanding at December 30, 2000	616,926	$1.56 - $7.23	$5.05

Exercisable shares amounted to 341,638 as of December 30, 2000.

The Company applies the provisions of APB Opinion 25 and related Interpretations in accounting for its stock options. Accordingly, no compensation cost has been recognized for the foregoing options. All options are granted at fair market value. The weighted average values for options granted were $6.00, $4.14, and $2.00 per share for 1998, 1999 and 2000, respectively. Had compensation cost for these options been determined using the Black-Scholes option-pricing model described in FASB Statement 123, the Company would have recorded aggregate compensation expense of approximately $1,620,400 for the grants prior to 1999, $38,900 for the 1999 grants and $17,800 for the 2000 grants. These amounts would be expensed at the rate of 20% per annum over the option's vesting period. The assumptions used in the option-pricing model include risk-free interest rates from 5.5% to 7.1%, expected volatility of 30.9% to 32.1% and a 5-year expected life.

The pro forma impact of following the provisions of FASB Statement 123 on the Company's operations and income per share would be as follows:

Year Ended
		December 30, 2000	January 1, 2000	December 26, 1998
Net (loss) income	- as reported	$ (30,638,320)	$ (4,756,209)	$ 2,415,745
	- pro forma	$ (30,854,413)	$ (4,935,885)	$ 2,253,039

Net (loss) income per common share	- as reported	$ (5.52)	$ (0.86)	$ 0.44
	- pro forma	$ (5.56)	$ (0.89)	$ 0.41

Diluted net (loss) income per common share*	- as reported	$ (5.52)	$ (0.86)	$ 0.43
	- pro forma	$ (5.56)	$ (0.89)	$ 0.40
**Potential common shares have been excluded for 2000 and 1999 because they are anti-dilutive.

J. PROFIT SHARING PLANS

The Company has a Qualified Profit Sharing and Retirement Savings Plan (the "401-K Plan") that covers all associates of the Company. During 2000, 1999, and 1998, the Company made a matching contribution of 40% of the deferral amount that the associates elect to make (as limited by the Internal Revenue Service Code) and has set the matching contribution rate for 2001 at 40%. The Company has the option of changing the matching contribution each year, the right to amend, modify or terminate the Plan.

The Company also maintains a Supplemental Retirement Plan for Key Employees (the "Supplemental Plan") to permit certain key associates to defer receipt of current compensation in order to provide retirement and death benefits on behalf of such associates. Company profit sharing credits are determined at the discretion of the Board of Directors. Amounts of profit sharing credits are vested in the same manner as vesting occurs under the Company's Qualified Profit Sharing and Retirement Savings Plan. An annual return equal to the Moody's AAA Corporate bond rate is added to each participant deferred compensation account balance and employer profit sharing credit account balance. The Company may provide supplemental profit sharing credits to one or more active participants in the Supplemental Plan, the amount of which shall be determined by the Board of Directors in its sole and absolute discretion. The participants in this Supplemental Plan are no longer able to make salaried deferral contributions to this plan. The Company has not made supplemental profit sharing credits to this plan since 1995.

The Supplemental Plan is not intended to be a qualified plan under the provisions of the Internal Revenue Code. It is intended to be unfunded and, therefore, all compensation deferred under the Supplemental Plan is held by the Company and commingled with its general assets. However, in 1998, the Company purchased life insurance policies on the lives of some of the participants of which it is the beneficiary. It is the intention of the Company that distributions under the Supplemental Plan will continue to be made from general assets of the Company.

Effective January 1, 1998, the Company adopted a Nonqualified Deferred Compensation Plan for Key Executives (the "Deferred Executive Plan") to permit certain key executives to defer a portion of compensation in order to provide retirement and death benefits on behalf of such employees. The Company may provide a matching contribution to the Deferred Executive Plan. The Company may provide supplemental profit sharing credits which are determined at the discretion of the Board of Directors. Amounts of matching contributions and profit sharing credits are vested in the same manner as vesting occurs under the Company's Qualified Profit Sharing and Retirement Savings Plan. For 2001 the Company established a matching rate of 20% of the executives' deferrals. In 2000 and 1999, the Company established a matching rate of 40% of the executives'deferrals. The Deferred Executive Plan is not intended to be a qualified plan under the provisions of the Internal Revenue Code. It is intended to be unfunded and, therefore, all compensation deferred under the Deferred Executive Plan is held by the Company and commingled with its general assets. However, executives' deferrals and the Company's match are deposited each month in Company owned insurance contracts. Within these contracts the employees have the option of selecting a variety of investments. The return on these underlying investments will determine the amount of earnings credit. The Company has the option of changing the matching contribution each year and the right to amend, modify or terminate the Deferred Executive Plan. No further employee deferrals or Company contributions were permitted after February 2001 to the Deferred Executive Plan.

Effective January 1, 1999, the Company adopted a Nonqualified Deferred Compensation Plan for Key Employees (the "Deferred Key Plan") to permit certain key employees to defer receipt of current compensation up to a maximum of $10,000 per year for 1999, and $10,500 for 2000 and 2001, in order to provide retirement and death benefits on behalf of such employees. The Company may provide a matching contribution to the Deferred Key Plan. The Company may provide supplemental profit sharing credits which are determined at the discretion of the Board of Directors. Amounts of matching contributions and profit sharing credits are vested in the same manner as vesting occurs under the Company's Qualified Profit Sharing and Retirement Savings Plan. In 1999 and 2000 the Company has established a matching rate of 40% of the employees' deferrals. The Deferred Plan is not intended to be a qualified plan under the provisions of the Internal Revenue Code. It is intended to be unfunded and, therefore, all compensation deferred under the Deferred Key Plan is held by the Company and commingled with its general assets. However, employee deferrals and the Company's match are deposited each month in Company owned insurance contracts. Within these contracts the employees have the option of selecting a variety of investments. The return on these underlying investments will determine the amount of earnings credit. The Company has the option of changing the matching contribution each year and the right to amend, modify or terminate the Deferred Key Plan. No further employee deferrals or Company contributions were permitted after February 2001 to the Deferred Key Plan.

The Company matches to the plans are as follows:

	2000	1999	1998
401K Plan	$362,300	$367,400	$386,800
Supplemental Plan	-	-	-
Deferred Executive Key Plan	64,700	77,900	36,200
Deferred Key Plan	116,000	96,100	-
Total	$543,000	$541,400	$423,000

Interest and earnings (loss) to the plans are as follows:

	2000	1999	1998
Supplemental Plan	$ 200,100	$245,900	$241,300
Deferred Executive Key Plan	(209,000)	114,600	44,500
Deferred Key Plan	4,600	73,000	-
Total	$ 4,300	$433,500	$285,800

K. SELECTED QUARTERLY DATA (UNAUDITED)

The following table sets forth selected quarterly financial information for the fiscal years 2000 and 1999 (in thousands of dollars, except per share amounts):

					Loss
QUARTER ENDED	Net Sales	Gross Margin		Net Loss	Basic per Share	Diluted per Share*
(As orginally reported in the quarterly results for the first three quarters of fiscal 2000)
04/01/00	$ 42,930	$ 10,701		$ (1,171)	$ (0.21)	$ (0.21)
07/01/00	$ 32,637	$ 6,040		$ (4,063)	$ (0.73)	$ (0.73)
09/30/00	$ 54,977	$ 13,720		$ (862)	$ (0.16)	$ (0.16)

					Loss
QUARTER ENDED	Net Sales	Gross Margin		Net Loss	Basic per Share	Diluted per Share*
(Quarterly results as adjusted)
04/01/00	$ 42,930	$ 7,842	(1)	$ (4,030)	$ (0.73)	$ (0.73)
07/01/00	32,637	5,753	(1)	(4,350)	$ (0.78)	$ (0.78)
09/30/00	54,977	10,822	(1)	(3,760)	$ (0.68)	$ (0.68)
12/30/00	51,896	(172)		(18,498)	$ (3.33)	$ (3.33)
YEAR	$ 182,440	$ 24,245		$ (30,638)

					Loss
QUARTER ENDED	Net Sales	Gross Margin		Net Loss	Basic per Share	Diluted per Share*
(Prior year)
3/27/99	$ 36,914	$ 10,200		$ (507)	$ (0.09)	$ (0.09)
6/26/99	30,937	8,692		(1,732)	$ (0.31)	$ (0.31)
9/25/99	50,170	12,665		(792)	$ (0.14)	$ (0.14)
1/1/00	74,540	15,380		(1,725)	$ (0.31)	$ (0.31)
YEAR	$ 192,561	$ 46,937		$ (4,756)
*Potential common shares have been excluded for 2000 and 1999 because they are anti-dilutive.

(1) The above quarterly financial data for fiscal 2000 has been adjusted to reflect a change in the gross margin realized for the first three quarters of fiscal 2000. Subsequent to the issuance of the Company's quarterly financial information, management determined that the internally-generated reports of sales and costs by product that served as the basis for the estimated gross profit percentages used to record cost of goods sold in the interim financial statements were incorrectly prepared. In the fourth quarter the Company revised its previously estimated interim period gross profit percentages to properly reflect costs of goods sold and gross profit for each of the first three quarters.

The following adjustments were made to the quarterly gross margins:

First quarter: $(2,800) decrease

Second quarter: $(287) decrease

Third quarter: $(2,900) decrease

L. CONCENTRATION OF CREDIT RISK

Trade receivables potentially subject the Company to credit risk. The Company extends credit to its customers based upon an evaluation of the customer's financial condition and credit history and generally does not require collateral. The Company has historically incurred minimal credit losses.

The Company's broad range of customers includes many large multi-outlet retail chains, three of which account for a significant percentage of sales volume, as follows:

	2000	1999	1998
K-Mart	11%	12%	6%
Wal-Mart Stores, Inc.	7%	8%	12%
J.C. Penney Co.	6%	13%	14%
	24%	33%	32%

M. LITIGATION

The Company and its subsidiaries are party to various legal actions arising in the ordinary course of business. In management's opinion, the ultimate disposition of these matters will not have a material adverse effect on its financial condition or results of operations.

N. ACCRUED LIABILITIES

Accrued liabilities consist of the following:

	2000	1999
Accrued expenses	$2,893,006	$2,870,675
Accrued payroll	386,303	588,994
Accrued restructuring charge	-	711,270
Other	99,561	237,369
	$3,378,870	$4,408,308

O. SUBSEQUENT EVENTS

Consulting firms engaged

On January 16, 2001, the Company engaged the services of a management consulting firm to assist in the negotiations with lenders, the development and implementation of a strategic business plan to reduce expenses and increase shareholder value, and to assume direct responsibility for the day-to-day financial management of the Company.

Under the terms of the agreement the consulting firm is entitled to professional fees billed at specified hourly rates, as well as success fees for various completed transactions. In addition, the consulting firm is entitled to receive 350,000 options to purchase Company stock at the closing price of the stock on February 26, 2001. The per share stock price on February 26, 2001 was $.85.

On February 2, 2001, the Company engaged the services of a management consulting firm to assist in completing significant structural transactions between the Company and other potential transaction participants, including, but not limited to, merger, acquisition, asset sale, consolidation, stock sale or similar transactions.

In conjunction with the retention of this firm, the Company agreed to pay a $36,000 retainer fee. This fee being payable in four monthly installments of $9,000 each, the initial payment was paid upon the execution of this agreement. In addition, the firm is entitled to a success fee for all completed transactions for the sale of selling divisions that are approved by the Company, with the exception of the Nautica division. The term of this engagement shall end six months after the acceptance of the engagement by the Company.

Termination and sale of Nautica license and related assets

On March 20, 2001, the Board approved a transaction with Nautica Enterprises, Inc. ("Nautica") pursuant to which the Company and Nautica would mutually agree to terminate the license granted to the Company by Nautica. At the time this agreement was signed, the Company was in default under its license from Nautica as a result of failure to pay certain required royalties. Under the terms of the agreement with Nautica, which was completed on April 2, 2001, the Company sold all of its remaining Nautica related inventory for $5.1 million, and sold all fixtures, samples and other support material related to its Nautica product line for $1.5 million. A portion of the sales proceeds, $500,000, were subject to holdback provisions for inventory and chargeback issues, and may never be realized by the Company. In addition, Nautica agreed to waive $1.4 million of past due royalties and all future minimum royalties due under the contract over a seven-month period. The proceeds of the sale were used to reduce debt under the Company's credit facility.

Under this agreement the Company will provide transitional services to Nautica for a period of time to be determined by Nautica, but not to exceed October 31, 2001. These services include, but are not limited to the storage and distribution of the purchased Nautica line of products on behalf of Nautica. The Company will receive a service fee for all transitional services provided for under this agreement.

Contract to sell New York office building

On April 3, 2001, the Company entered into a contract to sell its New York office building to 15 W. 34th St. LLC, a New York limited liability company for $15,500,000. Terms of the contract require the Purchaser to assume the Company's mortgage, which has eight years remaining. This building has served as the sales and marketing headquarters for the Company, as well as office space for all of the selling divisions and executive offices of several members of senior management. Proceeds from the sale will be used to reduce debt under the Company's credit facility. The closing on this property is expected to occur on May 15, 2001.

Compensation

The Compensation Committee of the Board of Directors has authorized guaranteed severance packages to two Officers and Directors of the Company. In return for their continued service until such time as the Company no longer requires their efforts, the Company will guarantee minimum severance packages. These packages include salary guarantees of 9 and 12 months of current salary, as well as additional compensation ranging from $15,000 to $245,000, depending upon the outcome of certain transactions.

The Company is considering offering retention incentives to additional employees who are not members of the Company's Board. The details of these plans have not been finalized or presented to the Board.

Sale of Assets Plan

At a special meeting of the Board of Directors ("Board") held on April 11, 2001, the Board decided that the Company should consider strategic alternatives, including a sale of all or some portion of its assets on the most favorable terms it can obtain. Accordingly, the Board adopted the Sale of Assets Plan, and decided that the Sale of Assets Plan be submitted to the shareholders for approval. Under the Sale of Assets Plan, the Board shall be authorized to approve the sale of all or any portion of the Company's assets upon terms and conditions, which the Board deems fair to the Company and in the best interests of the Company and its shareholders.

Proceeds from any sale of assets under this plan would be used first to pay off indebtedness to the Company's senior lenders and then to pay off the general debts of the Company in such order, as the Board may deem advisable. In the event that all of the Company's assets are sold pursuant to the Sale of Assets Plan, the Board would seek the necessary approval of shareholders under North Carolina law for the Company to liquidate and dissolve. In such event, following the payment of all of the Company's debts, and subject to such reserves as the Board my deem necessary for other liabilities or expenses, contingent or otherwise, any remaining proceeds would then be distributed to shareholders. However, there can be no assurance that the Company will be able to sell its assets on terms satisfactory to it or that any such proceeds will be sufficient to cover the Company's debts or contingencies.

The Company currently has received non-binding letters of intent for the purchase of its Hampton Private Brands and Kaynee divisions, as well as an offer to purchase the sewing operations and equipment at its El Salvador factory. However, there can be no assurance that the Company will be able to sell its assets on terms satisfactory to it or that any such proceeds will be sufficient to cover the Company's debts or contingencies.

SELECTED FINANCIAL DATA

(In thousands except per common share amounts)		0.001

Year Ended:	2000	1999*	1998	1997	1996
Net Sales	$ 182,440	$ 192,561	$ 190,330	$ 163,040	$ 160,684
Net (loss) earnings	$ (30,638)	$ (4,756)	$ 2,416	$ 1,083	$ 2,709
Basic (loss) earnings per common share	$ (5.52)	$ (0.86)	$ 0.44	$ 0.20	$ 0.54
Diluted (loss) earnings per common share **	$ (5.52)	$ (0.86)	$ 0.43	$ 0.19	$ 0.54

At Year End:
Total assets	$ 76,632	$ 118,135	$ 94,321	$ 78,042	$ 74,421
Long-term debt	$ 220	$ 11,201	$ 302	$ 4,110	$ 5,103
Working capital	$ 8,327	$ 43,997	$ 40,255	$ 40,648	$ 40,158
Stockholders' equity	$ 20,946	$ 51,585	$ 56,342	$ 53,907	$ 52,820
* 53 Weeks
**Potential common shares have been excluded for 2000 and 1999 because they are anti-dilutive.

The Company has not paid cash dividends on its common stock since 1973. The Board of Directors declared a 10% common stock dividend in 1999 and 1998. The dividends were payable on July 2nd of both years, to stockholders of record on June 2 nd of both years. Basic and diluted earnings per share and outstanding stock options have been restated for all periods presented to reflect the stock dividends.

The Company uses the LIFO method of costing on principally all of its inventories. The LIFO method decreased the loss by $1,314,300 ($.24 per share) in 2000 and $635,000 ($.11 per share) in 1999. The LIFO method increased earnings by $514,500 ($.09 per share) in 1998. Inventory liquidation in 2000 reduced the loss by $1,560,100 ($.28 per share). There was an increase in inventories in 1999 and 1998.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS

The following discussion and analyses of the consolidated results of operations and financial conditions should be read in conjunction with the accompanying financial statements and related notes to provide additional information concerning the Company's financial activities and conditions.

Results of Operations

The following table summarizes operating data (as a percent of net sales) for the periods indicated:

	YEAR ENDED
	December 30, 2000	January 1, 2000*	December 26, 1998

Net Sales	100.0%	100.0%	100.0%
Cost of products sold	86.7	75.6	76.5
Gross margin	13.3	24.4	23.5
Selling, general and administrative	26.2	25.8	20.2
Equity in earnings of
unconsolidated affiliates	-	-	(0.1)
Restructuring charge	0.7	0.5	-
Operating (loss) income	(13.6)	(1.9)	3.4
Other (income) expense:
Rental income - net	(0.5)	(0.5)	(0.5)
Loss on disposal of fixed assets	0.1	-	-
Other (income) expense - net	(0.1)	0.1	-
Interest Expense	3.5	2.2	1.9
(Loss) earnings before (benefit of )
provision for income taxes	(16.6)	(3.7)	2.0
Net (loss) earnings	(16.8)%	(2.5)%	1.3%
*53 Weeks

 The Company is engaged in the business of manufacturing and selling apparel and operates in one industry segment. Substantially all sales to third party customers are made to destinations in the United States. The products consist principally of men's and boys' shirts and men's and women's sleepwear, which are produced domestically and in Central America. In addition, sport and dress shirts, sweaters, activewear, outerwear and swim trunks, for both men and boys are imported from unaffiliated sources located primarily in the Far East.

Fiscal 2000 Versus Fiscal 1999

Net sales for 2000 decreased by $10,121,000 or 5.3%. Sales of branded product increased by $13,719,000 to 66% of total sales in 2000 from 55.4% in 1999. The increase in sales of branded products was a result of the closeout sales mention below. Increased sales of the Nautica and Joe Boxer brands were the principal contributors to the increased sales volume. Non branded product sales decreased by $23,840,000.

During fiscal 2000, gross profit decreased by approximately $22,700,000 as compared to the previous year. As a percentage of sales this represented a decrease of 11.1%, from 24.4% in 1999 to 13.3% in 2000. This decline in the gross profit was primarily due to substantial closeout sales in the Nautica, Saylu and Joe Boxer product lines. The later two lines, Saylu and Joe Boxer, were discontinued during the current fiscal year.

Selling, general and administrative expenses decreased by $1,941,000 in 2000. These costs were 26.2% of net sales in 2000 as compared to 25.8% in 1999. This decrease was due primarily to reductions in the workforce, freight, and sample costs of $2,405,000, $548,000, and $641,000 respectively. Increases in royalty expense of $557,000 and advertising expenses of $484,000 were primarily due to the increase in sales of branded product. Amortization (store fixtures and software costs) and outlet store rental expenses increased by $245,000 and $300,000, respectively in 2000.

A portion of the Company's corporate office building in New York is leased to third parties. Operations related to this are classified as Rental income - net.

Other income was $204,000 in 2000 as compared to an expense of $167,000 in 1999. This change is primarily due to the receipt of life insurance proceeds in the year 2000.

In November of 1999, the Board of Directors of the Company approved a restructuring plan that resulted in the announcement to close two domestic sewing factories located in Warrenton, NC, and Martinsville, VA, leaving one remaining factory in Washington, NC. These closures were due to an increasing shift to sales of branded product, which is primarily imported. The closure in Martinsville was completed in December 1999, and the Warrenton closure was completed in March 2000. This plan also included the elimination of certain positions within the selling and administrative functions of the Company. The restructuring charge amounted to $936,000, which includes only the direct termination benefits along with the related fringe benefits. This plan resulted in the reduction of approximately 298 full time associates or 30% of the domestic work force. This plan was completed during the first quarter of 2000. In addition, this plan included the decision to no longer offer for sale the ladies sleepwear product line. This product line was primarily private label and was the only ladies offerings by the Company.

In June 2000, the Board of Directors of the Company approved an additional restructuring plan that included the closure of the remaining sewing facility in Washington, NC and the cutting operation in Kinston, NC, and the consolidation of the distribution center in Martinsville. This plan resulted in the reduction of approximately 197 full-time associates, or 20% of the domestic workforce. The restructuring charge amounted to $300,000, which includes only the direct termination benefits along with the related fringe benefits. All closed facilities were sold in the third and fourth quarters of 2000.

In September 2000, management implemented a plan to consolidate certain selling divisions and to reorganize certain administrative areas. This plan resulted in the reduction of approximately 42 full time associates, or 6% of the workforce. The restructuring charge amounted to $910,000, which includes the direct termination benefits, along with the related fringe benefits, non-cash write-downs to realizable value of certain assets, and other charges.

Following is a summary of the restructuring charges and reserves:

	November 1999	June 2000	September 2000	Total
Restructuring charges	$ 935,627	$ -	$ -	$ 935,627
Paid or charged	(224,357)	-	-	(224,357)
Balance January 1, 2000	711,270	-	-	711,270
Restructuring charges	-	300,000	910,000	1,210,000
Paid or charged - Direct termination benefits
and related fringe benefits	(711,270)	(300,000)	(460,000)	(1,471,270)
Paid or charged - write-down of assets	-	-	(300,000)	(300,000)
Paid or charged - other	-	-	(150,000)	(150,000)
Balance December 30, 2000	$ -	$ -	$ -	$ -

Interest expense increased by $2,196,000 in 2000. This increase is the result of increased levels of borrowings during the year, coupled with higher interest rates.

Fiscal 1999 Versus Fiscal 1998

The year ending for 1999 had two distinct events that had not occurred in prior years in addition to the charge for restructuring. The conversion to new operating and distribution systems was made at the end of March 1999. This conversion resulted in higher expenses for training and consulting along with significant inefficiencies in the distribution operations. In September 1999, Hurricane Floyd hit eastern North Carolina and essentially resulted in no shipments to customers for a period of over two weeks. This resulted in additional expenses in distribution, cancellation of orders and a significant increase in allowances.

Net sales for 1999 increased by $2,230,000 or 1.2%. Sales of branded product increased by $29,251,000 to 55.4% of total sales in 1999 from 40.7% in 1998. Increased sales of the Spalding, Nautica, Dickies, and Kaynee brand were the principal contributors to the increased sales volume. Non branded product sales decreased by $27,021,000.

Gross profit increased by $2,262,000 for 1999. As a percent of sales this represented an increase of 0.9%, from 23.5% in 1998 to 24.4% in 1999. The improvement in the gross profit was due primarily to the increased sales of branded products, which generally have higher margins than non-branded products. However, gross profit was negatively impacted by an increase in allowances of approximately $5,406,000, which was primarily due to late delivery of products resulting from the flood and conversion process, and an increase in allowances associated with the increased sales of certain branded products. These events are estimated to represent approximately $2,500,000, $750,000 and $2,100,000, respectively.

During September, Hurricane Floyd and the resulting flood significantly affected the Company's operations. Beginning a week prior to the arrival of the hurricane, the ports from Miami to Norfolk began to close as the hurricane neared. These closures caused delays in clearing product through customs. For the two and a half days that Kinston was directly affected by the hurricane no associates could report to work, nor could any product be shipped. Subsequently, Kinston and Eastern North Carolina were affected by the worst flooding in recorded history. For approximately one week most roads in and around Kinston were closed, which impacted our associates' ability to come to work and also interrupted both receiving and shipping of product by trucking lines. It is estimated that delays in shipments amounted to approximately $10,000,000 as a direct result of the Hurricane and subsequent flooding.

In April, the Company converted to new operating and distribution systems. This conversion caused delays in shipments to customers, which are estimated to be approximately $8,000,000. Due to inefficiencies experienced in the distribution centers as a result of the conversion, shipping expenses increased by approximately $2,369,000 in 1999. This increase was primarily the result of additional payroll expenses and consulting fees.

Selling, general and administrative expenses increased by $11,324,000 in 1999, including the increased shipping costs mentioned above. As a percent of sales, there was an increase from 20.2% in 1998 to 25.8% in 1999. Increases in royalty expense of $1,743,000 and advertising expenses of $775,000 were primarily due to the increase in sales of branded product. During 1999, compensation and related fringe benefits increased by approximately $2,620,000, mainly due to additional personnel needed in the conversion of the operating and distribution systems. Freight, amortization (store fixtures and software costs), and outlet store rental expenses increased by $602,000, $506,000 and $312,000, respectively in 1999.

A portion of the Company's corporate office building in New York was leased to third parties. Operations related to this were classified as Rental income - net.

Other expense was $167,000 in 1999 as compared to income of $57,000 in 1998. This change was primarily due to a loss on the sales of assets in 1999 of $91,000, as compared to a gain of $2,000 in the prior year.

In November of 1999, the Board of Directors of the Company approved a restructuring plan that resulted in the announcement to close two of the three current domestic sewing factories due to an increasing shift to sales of branded product which were primarily imported. This plan also included the elimination of certain positions within the selling and administrative functions of the Company. The restructuring charge amounted to $936,000, which includes only the direct termination benefits along with the related fringe benefits. This plan resulted in the reduction of approximately 298 full time associates or 30% of the domestic work force at the end of 1999. This plan was completed by the end of the first quarter of 2000. The two properties affected by this closure were classified as "Assets held for disposal" on the balance sheet and were actively marketed by management. In addition, this plan included the decision to discontinue the ladies sleepwear product line. This product line contributed approximately $20,314,000 in net sales for 1999 and $23,686,000 in 1998. This product line was primarily private label and was the only ladies offerings by the Company.

Interest expense increased by $686,000 from 1998. This was the result of increased levels of borrowings during the year in order to support higher levels of receivables and inventory.

The effective tax benefit rate was 34% in 1999, as compared to an effective tax rate of 36.7% in 1998.

Liquidity and Capital Resources

On October 31, 2000, the Company entered into a new credit facility with Fleet Capital Corporation ("Fleet"), as Agent, ("the Facility"). The Facility provided for a maximum line of credit of $65,000,000, which included both direct borrowings and letters of credit. The initial proceeds of the Facility were used to repay the outstanding borrowings under the Company's previously existing bank credit facility.

Direct borrowings bear interest at the London Interbank Offered Rate plus the applicable margin or the Base rate (as defined in the Facility) plus the applicable margin, at the option of the Company. The applicable margin is determined by a ratio of adjusted E.B.I.T.D.A. to interest expense. Borrowings are collateralized by accounts receivable, inventory and general intangibles of the Company and its subsidiaries. The Facility originally had an expiration of October 2005.

In 2000, Fleet notified the Company that it was in default of the borrowing base limitation covenant contained in the loan agreements. Beginning in January 2001, the Company entered into a number of forbearance agreements with Fleet. The most recent forbearance agreement was amended on April 13, 2001. The total revolver commitment has been reduced to $20,000,000. The agreement allows the Company to borrow funds based on the following formula:

  the lesser of $20,000,000 or the sum of 60% of the value of eligible inventory as determined by Fleet, and 85% of the value of eligible accounts receivable as determined by Fleet

Under no circumstances can the total of direct borrowings plus outstanding letters of credit exceed the total revolver commitment. Additionally, the loan does not permit letters of credit to be issued with expiration dates beyond June 30, 2001. The current forbearance agreement expires May 25, 2001.

While the Company has successfully negotiated several extensions to the forbearance agreement in the past, there can be no assurances that Hampton will be able to continue to negotiate acceptable forbearance agreements. Furthermore, the Company has traditionally financed much of its overseas purchases by issuing letters of credit.

Outstanding borrowings amounted to $29,647,000 at December 30, 2000 as compared to $35,000,000 at the same time in 1999. Net working capital at December 30, 2000 was $8,327,000 as compared to $43,997,000 in 1999. The working capital ratio as of December 30, 2000 was 1:2 as compared to 1.9:1 at the same time in 1999. On April 6, 2001, borrowings under this agreement were $17,725,000; after accounting for various reserves placed on the account by Fleet, availability under the formula was $18,529,000, and excess availability on the line was $804,000. Borrowings on April 6, 2000 were $44,050,000.

The Facility contains financial covenants relating to minimum levels of net income, interest coverage and capital expenditures and does not allow for the payment of cash dividends. The Company is not required to maintain compensating balances, however, it is required to pay a fee of .25% to .375%, dependent on the ratio of E.B.I.T.D.A. to interest expense, per annum on the unused portion of the total facility plus certain other administrative costs. The Company is currently in default of the financial covenants of the Facility.

Under current conditions, the Company is not able to obtain sufficient funding from its lenders, or from any other source, in order to continue operations on more than a short-term basis. Accordingly, following the termination of the forbearance period, or the expiration thereof without extension, there is substantial doubt as to whether the Company will be able to continue as a going concern.

The Company has been unable to cure the events of default which have occurred under the Facility, and is currently unable to obtain sufficient financing from its lenders, or from any other source, to continue operations on more than a short term basis primarily due to the following factors:

  During fiscal 2000, the Company's gross profit decreased by approximately $22,700,000 as compared to the previous year. As a percentage of sales this represented a decrease of 11.1% from 24.4% in 1999 to 13.3% in 2000. The Company's total loss for fiscal 2000 was approximately $30,600,000.
  The Company remains subject to increasing competitive pressures which have had, and are likely to continue to have, a material adverse impact on its profit margins, including consolidations among retailers, a trend towards self-sourcing by large retailers, an increased level of chargebacks by, and other demands from, retailers.
  The Company has not been able to identify a business model which it believes will be profitable in light of the competitive pressures the Company currently faces, as well as the liquidity constraints the Company is currently experiencing.

At a special meeting of the Board of Directors held on April 11, 2001, in light of the foregoing factors, the Board of Directors determined that it should consider all strategic alternatives available to the Company at the present time, including a possible sale of all or some portion of the Company's assets.

In the event the Company is presented with an offer for the sale of all or some portion of its assets, the Board of Directors believes that it is essential to maximizing shareholder value that the Board of Directors be able to authorize the completion of any such sale or sales quickly, without the requirement of obtaining further shareholder approval. Accordingly, under the Sale of Assets Plan for which the Company is seeking shareholder approval, the Board of Directors will be able to approve a sale or sale of assets by the Company without the requirement of obtaining further shareholder approval.

On April 26, 2001, the Company intends to file a preliminary proxy statement with the Securities and Exchange Commission with respect to a special meeting of shareholders to consider a proposal to approve the Sale of Assets Plan. A complete description of the Sale of Assets Plan is set forth in the preliminary proxy materials as filed with the Securities and Exchange Commission.

As of April 3, 2001 the Company has entered into an agreement to sell the New York sales office for $15,500,000 subject to the assumption of the mortgage by the buyer. The anticipated closing is expected to occur on May 15, 2001. After fees, taxes and expenses the Company anticipates receiving net liquidity of $3,500,000.

Impact of Inflation

General inflation in the economy has increased operating expenses of most businesses. The Company has provided compensation increases generally in line with the inflation rate and incurred higher prices for materials, goods and services. The Company continually seeks methods of reducing cost and streamlining operations while maximizing efficiency through improved internal operating procedures and controls. While the Company is subject to inflation as described above, management believes that inflation currently does not have a material effect on the Company's operating results, but there can be no assurance that this will continue to be so in the future.

New Financial Accounting Standards

Derivative Instruments and Hedging Activities - Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities", is effective for all fiscal years beginning after June 15, 2000. SFAS 133 as amended, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. Under SFAS 133, certain contracts that were not formerly considered derivatives may now meet the definition of a derivative. The Company will adopt SFAS 133 effective December 31, 2000. Management expects the adoption of SFAS 133 to have no effect on the financial position, results of operations, or cash flows of the Company.

In November 1999, the SEC issued Staff Accounting Bulletin (SAB) 101, "Revenue Recognition". This Bulletin sets forth the SEC Staff's position regarding the point at which it is appropriate for a Registrant to recognize revenue. The Staff believes that revenue is realizable and earned when all of the following criteria are met:

  Persuasive evidence of an arrangement exists;
  Delivery has occurred or service has been rendered;
  The seller's price to the buyer is fixed or determinable; and
  Collectibility is reasonably assured.

The Company uses the above criteria to determine whether revenue can be recognized, and therefore believes that the issuance of this Bulletin has no effect on these financial statements.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Market risk represents the risk of loss that may impact the financial position, results of operations or cash flows of the Company due to adverse changes in financial rates. The Company is exposed to market risk in the area of interest rates. This exposure is directly related to borrowing activities under the Credit Facility. The Company does not maintain any interest rate hedging arrangements due to the reasonable risk that near-term interest rates will not rise significantly.

ADDITIONAL INFORMATION

Hampton is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files periodic reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information concerning Hampton may be inspected and copies may be obtained (at prescribed rates) at public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and at Northwest Atrium Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661-2511. In addition, electronically filed documents, including reports, proxy and information statements and other information regarding Hampton, can be obtained from the Commission's Web site at http://www.sec.gov. The common stock is listed on the American Stock Exchange, and reports, proxy statements and other information concerning Hampton can also be inspected at the offices of the American Stock Exchange located at 86 Trinity Place, New York, New York 10006.

The following document of Hampton, which is on file with the Commission, is incorporated in this proxy statement by reference and made a part hereof:

(a) Hampton's Annual Report on Form 10-K for the year ended December 31, 2000.

Hampton will provide without charge to each person to whom a copy of this proxy statement is delivered a copy of any or all of the foregoing documents (other than the exhibits). Requests for such documents should be directed to Hampton Industries, Inc., 2000 Greenville Highway, Kinston, NC 28502, Attention: Roger M. Eichel, Senior Vice President and Secretary.

All documents filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this proxy statement and prior to the Meeting shall also be deemed to be incorporated by reference in this proxy statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this proxy statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this proxy statement.

OTHER MATTERS

The Board is not aware of any other matters to be presented at the Special Meeting of Shareholders. However, if any matter is properly presented at the Special Meeting, or any adjournment thereof, the persons named in the enclosed proxy will have discretionary authority to vote in accordance with their best judgment.

SOLICITATION OF PROXIES

We will pay the cost of solicitation of proxies for the Special Meeting. In addition to the mailing of the proxy material, such solicitation may be made, without extra compensation, in person or by telephone or telecopy by our directors, officers or regular employees.

The above Notice and Proxy Statement are sent by order of the Board of Directors.

Roger M. Eichel

Senior Vice President

and Secretary

Dated: May 14, 2001

FORM OF PROXY

(front)

HAMPTON INDUSTRIES, INC.

SPECIAL MEETING OF STOCKHOLDERS - MAY 29, 2001

This Proxy is solicited on behalf of the Board of Directors

The undersigned hereby appoints STEVEN FUCHS and ROGER M. EICHEL, or either of them with full power of substitution, proxies of the undersigned to represent the undersigned and to vote all shares of common stock of Hampton Industries, Inc. which the undersigned would be entitled to vote if personally present at the Special Meeting of Stockholders of Hampton Industries, Inc. to be held at the offices of Hahn & Hessen LLP, 36th Floor Conference Center, Empire State Building, 350 Fifth Avenue, New York, New York 10118, at 10:00 a.m. local time on May 29, 2001 and at any adjournment thereof, subject to the directions indicated on the reverse.

(Continued and to be signed on reverse side)

(reverse)

A. ☒ Please mark your votes as in this example.
Proposal to approve the Sale of Assets Plan.	FOR [ ]	AGAINST [ ]	ABSTAIN [ ]
Proposal to ratify any and all actions previously taken by the Board of Directors in furtherance of the Sale of Assets Plan.	FOR [ ]	AGAINST [ ]	ABSTAIN [ ]
  To vote on such other matters that may properly come before the meeting.

If no directions are given, the shares will be voted FOR the proposal to approve the Sale of Assets Plan and to ratify actions previously taken by the Board of Directors in furtherance of the Sale of Assets Plan. This Proxy also delegates discretionary authority to vote with respect to any other matters that may properly come before the meeting or any adjournment or postponement thereof.

THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF SPECIAL MEETING AND PROXY STATEMENT OF HAMPTON INDUSTRIES, INC.

Signature: ________________	Signature: ________________		Date: _____________

Note: Please sign this proxy exactly as name(s) appear hereon. When signing as attorney-in-fact, executor, administrator, trustee or guardian, please add your title as such, and if signed as a corporation, please sign with full corporate name by duly authorized officer or officers and affix the corporate seal. Where stock is issued in the name of two or more persons, all such persons should sign.